UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Securities Exchange Act of 1934
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AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
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One Dauch Drive Detroit, Michigan 48211-1198 www.aam.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 1, 2014
American Axle & Manufacturing Holdings, Inc. (AAM)

Time and Place	3:00 p.m., local time, on Thursday, May 1, 2014

AAM World Headquarters Auditorium, One Dauch Drive, Detroit, Michigan

Items of Business
(1)   Elect three members of the Board of Directors to serve until the Annual Meeting of Stockholders in 2017;

(2)   Advisory vote to approve named executive officer compensation;

(3)   Ratify the appointment of Deloitte & Touche LLP as AAM’s independent registered public accounting firm for the year ending December 31, 2014; and

(4)   Attend to other business properly presented at the meeting.

Record Date	You may vote if you were an AAM stockholder at the close of business on March 4, 2014.

Meeting Admission
Admission may be limited to AAM stockholders as of the record date and holders of valid proxies. Please be prepared to present identification for admittance. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras and recording devices will not be permitted.

Proxy Materials
We have elected to furnish materials for the 2014 Annual Meeting of Stockholders via the Internet. On March 21, 2014, we mailed a notice of Internet availability (notice) to most stockholders containing instructions on how to access the proxy materials on the Internet instead of receiving paper copies in the mail.

Important Notice Regarding Internet Availability of Proxy Materials for the May 1, 2014 Stockholder Meeting. The Proxy Statement and 2013 Annual Report and Form 10-K are available at www.envisionreports.com/AXL.

By Order of the Board of Directors,
David E. Barnes
General Counsel & Secretary
March 21, 2014

2014 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held May 1, 2014
INTERNET AVAILABILITY OF PROXY MATERIALS
American Axle & Manufacturing Holdings, Inc. (AAM or the Company) is providing proxy materials electronically via the Internet, instead of mailing printed copies of those materials to each stockholder. On March 21, 2014, we mailed to our stockholders (other than those who previously requested e-mail or paper delivery) a Notice of Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and 2013 annual report on Form 10-K. The Notice of Availability of Proxy Materials provides instructions on how you may submit your proxy over the Internet or by telephone.
This electronic delivery process is designed to expedite stockholder receipt of proxy materials, lower the cost of the Annual Meeting of Stockholders (annual meeting), and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials by e-mail unless you elect otherwise. If you received a printed copy of proxy materials by mail and would like to view future proxy materials over the Internet, you can do so by accessing the Internet at www.envisionreports.com/AXL.
QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
Why am I receiving this proxy statement?
You received these proxy materials because you owned shares of AAM common stock on March 4, 2014 (record date). AAM’s Board of Directors (Board) is soliciting your proxy to vote your shares at the annual meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement includes information that we are required to provide to you and is designed to assist you in voting your shares.
Who is entitled to vote?
Holders of AAM common stock on the record date are entitled to one vote per share. You are a holder of record if your shares are held directly in your name with AAM’s transfer agent, Computershare Trust Company, N.A. If your shares are held in the name of a broker, bank, trustee or other record holder, you are a street name holder. If you hold shares in more than one account, each notice, proxy and/or voting instruction card you receive that has a unique control number must be voted so that all your shares are voted.
How do I vote?
You may vote by any of the following methods:

•	In person — attending the annual meeting and casting a ballot.

•	By mail — using the proxy and/or voting instruction card provided.

•	By telephone or over the Internet — following the instructions on your notice card, proxy and/or voting instruction card.
If you vote by telephone or over the Internet, have your notice card or proxy and/or voting instruction card available. The control number on your card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned the card by mail. If you hold shares in street name, refer to the voting instructions provided by your broker, bank, trustee or other record holder.
How many shares may vote at the meeting?
As of March 4, 2014, we had 75,646,724 shares of common stock outstanding and entitled to vote. Under AAM’s by-laws, a majority of these shares must be present in person or by proxy to hold the annual meeting and take any action during the meeting.
Can I change my vote?
You may change your vote at any time before the annual meeting by:

•	revoking it by written notice to AAM’s Secretary at the address on the cover of this proxy statement;

•	voting in person at the annual meeting; or

•	delivering a later-dated proxy vote by mail, telephone or over the Internet.

What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:
Proposal 1 — FOR the election of the three nominees with terms expiring at the 2017 annual meeting;
Proposal 2 — FOR approval, on an advisory basis, of the compensation of AAM’s named executive officers as described in the Compensation Discussion and Analysis, tables and related narrative; and
Proposal 3 — FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.
What are my choices when voting?
Proposal 1 — You may vote for or withhold your vote on one or more of the nominees.
Proposal 2 — You may vote for or against the proposal to approve the compensation of our named executive officers, or you may abstain from voting your shares.
Proposal 3 — You may vote for or against the proposal to ratify the appointment of the Company’s independent registered public accounting firm, or you may abstain from voting your shares.
What vote is required to approve each proposal?
Proposal 1 — A plurality of the votes cast to elect a director, which means that nominees with the most affirmative votes will be elected to fill the available seats.
Proposal 2 — An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the advisory vote to approve the compensation of AAM’s named executive officers.
Proposal 3 — An affirmative vote of a majority of the shares voted in person or by proxy must be cast in favor of the ratification of the appointment of the Company’s independent registered public accounting firm.
Proposals 2 and 3 are advisory votes only and, as discussed in more detail in each proposal, the voting results are not binding on AAM. However, with respect to proposal 2, the Board and the Compensation Committee will consider the outcome of the vote in making future determinations concerning the compensation of our named executive officers. With respect to proposal 3, the Audit Committee will consider whether the appointment of Deloitte & Touche, LLP is in the best interests of the Company if the appointment is not ratified.
Who will count the votes?
Representatives of Computershare Trust Company, N.A., AAM’s transfer agent, will count the votes and serve as our inspector of election. The inspector of election will attend the annual meeting.
What if I “withhold” my vote or “abstain”?
Votes withheld and abstentions will be counted as present for purposes of determining whether a majority of shares is present to establish a quorum and hold the annual meeting. Abstentions will not be counted in the tally of votes for or against any proposal. A withheld vote has the same effect as an abstention.
What if I do not vote and do not attend the annual meeting?
If you are a holder of record and you do not vote your shares at the annual meeting or by proxy, your shares will not be voted. If you sign and return your proxy card without specific voting instructions, your shares will be voted as recommended by the Board.
Under New York Stock Exchange (NYSE) rules, brokers have discretionary power to vote your shares only on “routine” matters. Brokers do not have discretionary power to vote your shares on “non-routine” matters. If you hold shares in street name, and you do not give your bank, broker, trustee or other holder of record specific voting instructions for your shares, your record holder can only vote your shares on the ratification of the Company’s independent registered public accounting firm (proposal 3), a “routine” matter.
Without your specific instructions, your record holder cannot vote your shares on the election of directors and the advisory vote on named executive officer compensation. For each of these matters, if you do not instruct your record holder how to vote, the record holder may not vote your shares. Shares not voted will be broker non-votes and will not be counted in determining the outcome of the vote for proposals 1 and 2. Broker non-votes will have no impact on the outcome of these proposals. We urge you to give your record holder voting instructions on each proposal being presented at the annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board proposes that the three directors standing for re-election as Class III directors, James A. McCaslin, William P. Miller II and Samuel Valenti III, be elected to the Board for terms expiring at the annual meeting in 2017.
The Board is divided into three classes. Directors serve for staggered three-year terms. The Board believes that the staggered election of directors helps to maintain continuity and ensures that a majority of directors at any given time will have in-depth knowledge of the Company.
The Board unanimously approved the nominations of our Class III directors based on their achievements, special competencies and integrity. Each nominee brings a strong and unique background and set of skills to the Board. Collectively, the Board has high levels of competence and experience in a variety of areas, including manufacturing, engineering, finance, international business, management, law, risk management, strategic business development and the global automotive industry. A summary of the principal occupation, professional background and specific qualifications and/or skills that qualify each nominee and returning director to serve on our Board is provided in the following pages of this proxy statement.
The Board unanimously recommends a vote FOR each of the nominees.

Nominees for Director
Class III — Directors to hold office until the 2017 Annual Meeting of Stockholders

JAMES A. McCASLIN
Age 65
Mr. McCaslin retired from Harley Davidson, Inc. in April 2010. Mr. McCaslin joined Harley Davidson in 1992 and held various senior executive leadership positions, including President and Chief Operating Officer of Harley-Davidson Motor Company, from 2001 to 2009. From 1989 to 1992, he held manufacturing and engineering positions with JI Case, a manufacturer of agricultural equipment. Previously, he held executive positions in manufacturing and quality with Chrysler Corporation, Volkswagen of America and General Motors Corporation, where he began his 40-year career in manufacturing. From 2003 to 2006, he served on the Board of Directors of Maytag Corporation. Mr. McCaslin has served on a number of civic boards, including Boys and Girls Clubs of Greater Milwaukee, Manufacturing Skill Standards Council and Kettering University. Mr. McCaslin’s extensive operational expertise and experience in multiple manufacturing industries provide the Board with a valued resource in support of AAM's objectives, which include engineering, quality and technology leadership, operational excellence and global geographic and product diversification.
Director since 2011

WILLIAM P. MILLER II CFA
Age 58
Mr. Miller, Chartered Financial Analyst, is Head of Asset Allocation for the Saudi Arabian Investment Company. Since 2003, Mr. Miller has been a member of the Board of Directors of the Chicago Mercantile Exchange, serving on the Audit Committee, Finance Committee and Market Regulation Oversight Committee. Since June 2011, Mr. Miller has served on the Board of Directors of the Dubai Mercantile Exchange, where he also serves on the Compensation Committee and the Compliance Committee. From April 2011 to October 2013, he was the Senior Managing Director & Chief Financial Officer of Financial Markets International, Inc., an international law and economics consulting firm. From 2005 to 2011, he was employed by the Ohio Public Employees Retirement System, where he served as Deputy Chief Investment Officer. Previously, he was Senior Risk Manager for the Abu Dhabi Investment Authority and an Independent Risk Oversight Officer and Chief Compliance Officer for Commonfund Group, an investment management firm for educational institutions. Mr. Miller also served as Director, Trading Operations and Asset Mix Management with General Motors Investment Management Corp. and as a financial analyst with the U.S. Department of Transportation. Mr. Miller also served on the Public Company Accounting Oversight Board’s Standing Advisory Group, the Institutional Investor Advisory Board for Golub Capital, a U.S. asset manager with over $7 billion of assets under management, and the Board of Directors of the Dubai International Financial Exchange. Mr. Miller’s expertise in finance, investments, risk management, compliance, international business, audit and accounting provides the Board with valuable guidance in assessing and managing risks and in fulfilling the Board’s financial oversight role.
Director since 2005

SAMUEL VALENTI III
Age 68
Mr. Valenti currently serves as Chairman and Chief Executive Officer of Valenti Capital LLC and World Capital Partners, investment firms located in Bloomfield Hills, Michigan. Since 2002, Mr. Valenti has served as Chairman of the Board of TriMas Corporation, a manufacturer of highly engineered precision products for industry. Until 2008, Mr. Valenti had a 40-year career with Masco Corporation, a Fortune 500 manufacturer of home building and home improvement products, serving as Vice President - Investments from 1974 to 1998. From 1988 to 2008, Mr. Valenti was President and a member of the Board of Directors of Masco Capital Corporation. Mr. Valenti is a member of the Business Leaders for Michigan and serves as Chairman of the Renaissance Venture Capital Fund. AAM's Board selected Mr. Valenti as a director in consideration of his demonstrated leadership skills, breadth of management experience in diversified manufacturing businesses, and his subject matter expertise in the areas of finance, economics and asset management.
Director since 2013

RETURNING DIRECTORS
Class I — Directors to hold office until the 2015 Annual Meeting of Stockholders

DAVID C. DAUCH
Age 49
David C. Dauch is President & Chief Executive Officer of AAM, a position he has held since September 2012. Mr. Dauch was appointed Chairman of the Board on August 16, 2013. Since June 2008, he served as AAM's President & Chief Operating Officer and previously served as Executive Vice President & Chief Operating Officer. Prior to joining AAM in 1995, Mr. Dauch held several positions at Collins & Aikman Products Company, where he received the President’s Award for leadership and innovation. Mr. Dauch also served on the Collins & Aikman Board of Directors from 2002 to 2007. Presently, he serves on the boards of Business Leaders for Michigan, the Detroit Regional Chamber, the Great Lakes Council Boy Scouts of America, the Boys & Girls Club of Southeast Michigan and the Original Equipment Suppliers Association. Mr. Dauch also serves on the Miami University Business Advisory Council. Mr. Dauch’s day-to-day leadership as President & Chief Executive Officer provides him with intimate knowledge of and responsibility for developing and implementing the Company’s operating objectives. Mr. Dauch’s leadership of AAM’s global business and operations provides the Board with strategic vision and insight regarding AAM’s strategic plans for the future.
Director since 2009

FOREST J. FARMER
Age 73
Mr. Farmer has served as Chairman of the Board, Chief Executive Officer & President of The Farmer Group, a holding company for three technology and manufacturing companies, since 1998. Mr. Farmer serves on the Board of Directors of Saturn Electronics & Engineering, Inc., a global supplier of electronic components, engineering and other services to the automotive, appliance and communications industries. From 1997 to 2011, Mr. Farmer was a member of the Board of Directors of The Lubrizol Corporation, serving on the Compensation Committee. In 1994, he retired from Chrysler Corporation after 26 years of service, which included six years as President of its Acustar automotive parts subsidiary. Through his senior management-level experience, Mr. Farmer brings strong leadership skills, extensive U.S. automotive experience and valuable manufacturing expertise to our Board.
Director since 1999

RICHARD C. LAPPIN
Age 69
Mr. Lappin is Executive Chairman of VOKAL Interactive, a maker of mobile applications for business. From 2007 to 2010, he was Chairman of the Board & Chief Executive Officer of Clear Sky Power, an alternative energy company. Mr. Lappin retired in 2004 as Chairman of the Board of Haynes International, Inc. Previously, Mr. Lappin served as Senior Managing Director of The Blackstone Group L.P., where he was a member of the Private Equity Group from 1998 to 2002. He also helped monitor the operations of Blackstone Capital Partners portfolio companies and evaluated business strategy options. From 1989 to 1998, Mr. Lappin was President of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. He also served as President & Chief Executive Officer of Doehler-Jarvis and Southern Fastening Systems, and he has held senior executive positions with Champion Spark Plug Company and RTE Corporation. Mr. Lappin’s experience as a CEO and his financial expertise provide the Board with an important perspective in the areas of business strategy and organizational development, as well as sound investment criteria, capital structure and liquidity management.
Director since 1999

THOMAS K. WALKER
Age 73
Mr. Walker is Chairman of the Board & Chief Executive Officer of Lackawanna Acquisition Corporation and is the former President of Amcast Automotive, where from 1995 to 1999 he directed all activities for the $300 million automotive group. Previously, he held senior executive positions with ITT Automotive and Allied-Signal Automotive Catalyst Co. He also served in various manufacturing and engineering leadership positions with Volkswagen of America and with General Motors Corporation, where he began his 51-year career in the automotive industry. Mr. Walker serves on the National Advisory Board for Michigan Technological University. Mr. Walker’s business acumen and extensive leadership experience in the automotive industry provide our Board with expertise related to engineering, manufacturing operations and strategic business development.
Director since 1999

Class II — Directors to hold office until the 2016 Annual Meeting of Stockholders

ELIZABETH A. (BETH) CHAPPELL
Age 56
Ms. Chappell has served as President and Chief Executive Officer of the Detroit Economic Club since 2002. Previously, she served as Executive Vice President, Corporate Communications & Investor Relations for Compuware Corporation. From 1995 to 2000, Ms.Chappell was President and Chief Executive Officer of a consulting firm she founded, The Chappell Group, Inc. For 16 years, Ms. Chappell held executive positions at AT&T. From 1999 to 2009, Ms. Chappell served on the Board of Directors of the Handleman Company. She also serves on a number of civic boards, including the Michigan State University Capital Campaign, Citizens Research Council, Detroit Regional Chamber, the United Way Board and Tocqueville Committee, and the Charter One Regional Advisory Board (Midwest). Ms. Chappell is a former board member of the Karmanos Cancer Institute, Michigan Economic Growth Authority and Hospice of Michigan. Ms. Chappell’s demonstrated leadership skills, entrepreneurial business experience and service on various boards enhance her contributions to the Board in the areas of investor relations, marketing and communications, and strategic business development.
Director since 2004

STEVEN B. HANTLER
Age 61
Mr. Hantler is Director of Policy Initiatives for The Marcus Family Office. In this capacity, he advises Home Depot co-founder, Bernie Marcus, in the areas of government affairs, legal and regulatory policy, national security, free enterprise and higher education. Previously, he had a 27-year career with Chrysler Corporation, where he held positions as Assistant General Counsel, Manufacturing Group Counsel, and Senior Trial Attorney. Prior to joining Chrysler, Mr. Hantler was engaged in private law practice. Mr. Hantler is a Senior Fellow at the Pacific Research Institute and a member of the Legal Policy Advisory Board of the Washington Legal Foundation. Previously, Mr. Hantler served as Chair of the State Government Leadership Foundation, which educates state leaders on public policy issues, Chair of the Advisory Board of the National Judicial College, and on the Board of Directors of the New York University Law School Center for Labor and Employment. Mr. Hantler’s leadership experience and expertise in law, public relations and government affairs provide the Board with knowledge and insight in these areas of importance to the Board’s oversight of AAM’s global business growth and strategic initiatives.
Director since 2011

JOHN F. SMITH
Age 63
Mr. Smith is principal of Eagle Advisors LLC, a consulting firm in Bloomfield Hills, Michigan that specializes in strategy development and performance improvement. From 2000 to 2010, Mr. Smith held positions of increasing responsibility with General Motors Corporation in sales and marketing, product planning and corporate strategy, most recently as Group Vice President, Corporate Planning and Alliances. During his 42-year career in the automotive industry, Mr. Smith also served as General Manager of Cadillac Motor Car, President of Allison Transmission, and Vice President, Planning at General Motors International Operations in Zurich, Switzerland. Mr. Smith currently serves on the boards of CEVA Holdings LLC, Plasan Carbon Composites and Enginetics, LLC. Mr. Smith also serves as an advisor to VNG.CO, a developer of compressed natural gas refueling stations, and Palogix International, a provider of in-bound logistics and container management solutions. Mr. Smith is a member of the National Advisory Board of Boy Scouts of America and the Board of Trustees of St. John's Providence Health System in Michigan. He served on the Board of Directors of Smith Electric Vehicles Corp. from June 2012 to December 2013. Mr. Smith's extensive experience in manufacturing, finance, business development, international operations, sales and marketing, product development and mergers and acquisitions is aligned with AAM's key business objectives, including continued global business growth and diversification.

Director since 2011

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that meet or exceed the requirements of the NYSE listing standards. AAM’s Corporate Governance Guidelines are available on our website at http://investor.aam.com.
Director Independence
AAM’s Corporate Governance Guidelines provide that at least a majority of the members of the Board meet the independence criteria of the NYSE listing standards. Currently, nine of our ten directors are independent from the Company. Only David C. Dauch, who serves as AAM's President & Chief Executive Officer, is not independent due to his employment with AAM.
The Board has established Director Independence Guidelines to assist in determining the independence of our directors for purposes of the NYSE independence standards. The Director Independence Guidelines are included in AAM’s Corporate Governance Guidelines, which are available on our website at http://investor.aam.com. The Board annually reviews and determines, on the recommendation of the Nominating/Corporate Governance Committee, whether any director has a material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company.
As a result of this evaluation, the Board determined that the following nominees and returning directors have no material relationships with AAM and are independent: Elizabeth A. (Beth) Chappell, Forest J. Farmer, Steven B. Hantler, Richard C. Lappin, James A. McCaslin, William P. Miller II, John F. Smith, Samuel Valenti III and Thomas K. Walker.
In making these independence determinations, the Board considered Ms. Chappell’s position as President & CEO of the Detroit Economic Club, in light of the sponsorship fees AAM pays to this non-profit organization. The annual fees paid by AAM to the Detroit Economic Club are significantly below the threshold amount established under the NYSE independence standards and our Director Independence Guidelines, which is the greater of two percent of the outside entity’s annual gross revenues or $1 million.
Board Leadership Structure
The Board's current leadership structure includes a combined Chairman and CEO role with a lead independent director. On August 16, 2013, the Board appointed President & CEO David C. Dauch as Chairman of the Board, following the passing of our Co-Founder and former Executive Chairman, Richard E. Dauch, on August 2, 2013.

Our Board believes that it is in the best interest of the Company to combine the roles of Chairman and CEO at this time because it provides the Company with unified leadership and direction. The Board believes the Company's CEO is best situated to serve as Chairman because he is the director most familiar with the Company's business and industry, and is in a position to effectively identify strategic priorities and lead the discussion and execution of strategy. While the Company's independent directors bring experience, oversight and expertise from various perspectives outside the Company, the CEO's in-depth knowledge of our business enables him to identify areas of focus for the Board and effectively recommend appropriate agendas. The Board believes that the combined role of Chairman and CEO facilitates information flow between management and the Board, provides clear accountability and promotes efficient decision making, all of which are essential to effective governance.
Our Board leadership structure is further enhanced by an Independent Lead Director. Effective April 30, 2014, Mr. McCaslin will hold this position, replacing Mr. Walker. The Independent Lead Director's responsibilities are to:

•	preside at executive sessions of the independent directors, which are held at the end of each scheduled Board meeting;

•	call special executive sessions of independent directors, as appropriate;

•	serve on all standing committees required by NYSE listing standards and the Executive Committee;

•	serve as chair of the Nominating/Corporate Governance Committee;

•	serve as liaison between the independent directors and the Chairman, President & CEO;

•	inform the Chairman, President & CEO of issues arising from executive sessions of the independent directors; and

•	with Board approval, retain outside advisors and/or consultants who report directly to the full Board on matters of interest to the full Board.

Board Oversight of Risk Management
The Board, directly and through its committees, is responsible for overseeing the management of potential risks affecting the Company. In connection with our overall risk management process, the Board regularly reviews information provided by senior management about the Company’s strategic, operational, financial and compliance risks. In addition, the chairs of the Audit, Compensation, Nominating/Corporate Governance, Strategy and Technology Committees regularly report to the Board on the activities of their respective Committees, including matters related to risk.
The Audit Committee oversees management of financial risks and receives regular reports from management on the Company’s overall risk management structure and processes. The Nominating/Corporate Governance Committee manages risks associated with corporate governance and management succession planning. The Compensation Committee oversees risks related to AAM’s compensation programs. The Technology Committee oversees risks related to AAM’s product, process and systems technology. The Strategy Committee oversees risks related to the development and implementation of the Company’s strategic plan. Additional review or reporting of specific risks is conducted as appropriate or as requested by the Board or a committee.
Stockholder Communication with the Board
Stockholders or other interested parties may communicate with the Board through the Secretary of AAM by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by e-mail at AAMBoardofDirectors@aam.com.
The Board has instructed the Secretary to review all such communications and to exercise his discretion not to forward correspondence to the Board that is inappropriate, such as advertising and business solicitations, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any communication received by the Secretary on behalf of the Board.
Code of Business Conduct
AAM has adopted a Code of Business Conduct that is designed to assist all AAM associates, executive officers and members of the Board in conducting AAM’s business with the highest standards of ethics and integrity. AAM has also adopted a Code of Ethics applicable to our CEO, CFO and other Senior Financial Officers (Code of Ethics). The Board annually reviews the Code of Business Conduct and makes updates as appropriate. AAM’s Code of Business Conduct and Code of Ethics are available on our website at http://investor.aam.com. A written copy also may be obtained by any stockholder without charge upon request to the AAM Investor Relations Department by mail at One Dauch Drive, Detroit, Michigan 48211-1198 or by email at investorrelations@aam.com.
Related Person Transactions Policy
The Board has adopted a written policy and procedure for the review, approval and ratification of transactions involving AAM and any “related person” as defined in the policy. This policy supplements AAM’s other conflict of interest policies in our Code of Business Conduct. The Audit Committee is responsible for reviewing, approving and ratifying all related person transactions in accordance with the policy and the Audit Committee's charter.
For purposes of this policy, a related person transaction includes any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which AAM is or is expected to be a participant, the amount involved exceeds $120,000, and a related person has or will have a material interest. A related person includes directors and executive officers and their immediate family members, stockholders owning more than five percent of the Company's outstanding common stock as of the last completed fiscal year, and any entity owned or controlled by any one of these persons.
The Audit Committee makes a determination whether a related person's interest in a transaction is material based on a review of the facts and circumstances. In deciding whether to approve or ratify a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the significance of the related person's interest in the transaction.
A member of the Audit Committee may not participate in the review or vote concerning any related person transaction in which the Audit Committee member or his or her immediate family member is involved.
The policy also provides that certain types of transactions are deemed to be pre-approved by the Audit Committee, and do not require separate approval or ratification.
During fiscal year 2013 and as of the date of this proxy statement, the Company has not engaged in any reportable related person transactions.

Board and Committee Meetings
Directors are expected to attend all Board meetings, meetings of the committees on which they serve and stockholder meetings. The Board held four regularly scheduled meetings and two special meetings during 2013. All nominees and continuing directors attended 100% of the Board and applicable committee meetings during 2013, except one continuing director missed one committee meeting. The 2013 annual meeting of stockholders was attended by eight of the eleven directors on the Board at that time.
The following table shows committee membership as of March 20, 2014, the date of this proxy statement, and the number of committee meetings held during 2013.
COMMITTEE MEMBERSHIP AS OF MARCH 20, 2014

Name of Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Executive Committee	Technology Committee	Strategy Committee
David C. Dauch				Chair		X
Elizabeth A. Chappell		X
Forest J. Farmer		Chair	X	X
Steven B. Hantler		X
Richard C. Lappin			X		X	Chair
James A. McCaslin					X	X
William P. Miller II	Chair				X
John F. Smith	X				Chair	X
Larry K. Switzer	X	X				X
Samuel Valenti III	X					X
Thomas K. Walker	X	X	Chair	X
No. of Meetings in 2013	4	5	5	2	3	4

The Board approved changes in committee membership effective April 30, 2014 as shown in the table below.

COMMITTEE MEMBERSHIP AS OF APRIL 30, 2014

Name of Director	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Executive Committee	Technology Committee	Strategy Committee
David C. Dauch				Chair		X
Elizabeth A. Chappell		Chair	X
Forest J. Farmer		X		X
Steven B. Hantler		X
Richard C. Lappin			X		X	Chair
James A. McCaslin	X	X	Chair	X	X	X
William P. Miller II	Chair		X		X
John F. Smith	X				Chair	X
Larry K. Switzer
Samuel Valenti III	X					X
Thomas K. Walker			X	X

Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibility with respect to:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications and independence; and

•	the performance of our internal audit function and independent auditors.
The Audit Committee's responsibilities are more fully described in its written charter, which is available on AAM’s website at http://investor.aam.com.
All members of the Audit Committee are independent and financially literate under NYSE listing standards and independent under our Director Independence Guidelines. The Board has also determined that Mr. Miller and Mr. Smith are "audit committee financial experts" as defined by SEC rules.
Compensation Committee
The Compensation Committee's responsibilities include the following:

•	establishing and reviewing AAM’s compensation philosophy and programs for executive officers;

•	approving executive officer compensation with a view to support AAM’s business strategies and objectives;

•	approving corporate goals and objectives for executive officer compensation and evaluating executive officer performance in light of these criteria;

•	recommending incentive compensation and equity-based plans to the Board;

•	overseeing management’s risk assessment of the Company’s policies and practices regarding its compensation programs for executive officers and other associates;

•	recommending non-employee director compensation and benefits to the Board;

•	overseeing the preparation of the Compensation Discussion and Analysis for inclusion in our annual proxy statement; and

•	producing the Compensation Committee Report for inclusion in our annual proxy statement.
The Compensation Committee's responsibilities are more fully described in its written charter, which is available on our website at http://investor.aam.com.
All Compensation Committee members are independent under NYSE listing standards, including the standards applicable specifically to compensation committee members, and our Director Independence Guidelines. All Compensation Committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and are "non-employee" directors within the meaning of SEC Rule 16b-3.
Risk Assessment of Compensation Policies and Practices
In 2013, AAM management conducted a risk assessment of the Company’s compensation policies and practices relating to AAM’s compensation programs for executive officers and other associates. The process used by management to conduct the risk assessment was approved by the Compensation Committee. The risk assessment considered, among other things, AAM’s annual and long-term incentive programs and pay mix, performance measures used to calculate payouts, and pay philosophy and governance. Based on this risk assessment and other factors, management concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee agreed with management’s conclusion.
Role of Management in Compensation Decisions
The Compensation Committee is responsible for making compensation decisions relative to executive officers. However, in making its decisions, the Compensation Committee seeks and considers input from senior management. Since management has direct involvement with and in-depth knowledge of the business strategy, goals and performance of the Company, certain executive officers play an important role in the executive compensation decision-making process. Senior management participates in the Compensation Committee’s activities in the following specific respects:

•
The President & CEO provides the Compensation Committee with his evaluation of the performance of the Company’s executive officers, including the other named executive officers (NEOs). The President & CEO and Vice President, Human Resources make compensation recommendations for executive officers, including base salary levels and the amount and mix of incentive awards.

•	The President & CEO, the Executive Vice President & CFO and the Vice President, Human Resources develop and recommend performance objectives and targets for AAM’s incentive compensation programs.

•
The Vice President, Human Resources assists the Chair of the Compensation Committee in developing meeting agendas and manages the preparation and distribution of pre-meeting informational materials on the matters to be considered.

•
The President & CEO, Executive Vice President & CFO and the Vice President, Human Resources regularly attend Compensation Committee meetings. Management generally does not attend the executive session of the Compensation Committee. On occasion, the Compensation Committee may request certain members of management to attend all or a portion of an executive session.

Role of Compensation Consultant
The Compensation Committee has retained Meridian Compensation Partners, LLC (Meridian) as its independent compensation consultant. Meridian provides independent advice and ongoing recommendations on compensation matters related to our executive officers and non-employee directors. Meridian also provides the Compensation Committee with competitive market data, peer group analyses and updates on compensation trends and regulatory developments.
In the course of fulfilling its responsibilities, Meridian may communicate directly with the Chair of the Compensation Committee. Meridian also meets with management to gather information, prepare materials, and review proposals to be made to the Compensation Committee. Meridian provides no other services to the Company other than advice with respect to director and executive officer compensation and has no other direct or indirect business relationships with the Company of any of its subsidiaries or affiliates.
The Compensation Committee determined that Meridian is independent of management and that the services provided by Meridian to the Compensation Committee do not give rise to any conflicts of interest. In written correspondence to the Compensation Committee, Meridian provided detailed information addressing each of the six independence factors set forth in NYSE listing standards. In this correspondence and in communications with the Compensation Committee, Meridian affirmed its independence and that of its partners, consultants and employees who service the Compensation Committee on executive compensation matters.
Nominating/Corporate Governance Committee
The Nominating/Corporate Governance Committee’s primary responsibilities are to:

•	identify qualified individuals to serve on the Board and committees;

•	review our Corporate Governance Guidelines and Code of Business Conduct and recommend changes as appropriate; and

•	oversee and approve the process for succession planning for the CEO and other executive officers.
The Nominating/Corporate Governance Committee's responsibilities are more fully described in its written charter, which is available on our website at http://investor.aam.com. All members of the Nominating/Corporate Governance Committee are independent under NYSE listing standards and our Director Independence Guidelines.
Selection Process for Director Nominees. In consultation with the Chairman, President & CEO, the Nominating/Corporate Governance Committee identifies, evaluates and recommends potential candidates for membership on the Board. The Nominating/Corporate Governance Committee conducts inquiries into the backgrounds and qualifications of the candidates and considers questions of independence and possible conflicts of interest. Based on the Nominating/Corporate Governance Committee’s evaluation, candidates who meet the Board’s criteria may receive further consideration, which may include interviews with the Nominating/Corporate Governance Committee and other directors. The Nominating/Corporate Governance Committee then submits its recommendations for nominees to the Board for approval. Pursuant to AAM’s bylaws, the Board may establish the size of the Board by resolution, provided there is a minimum of three members.
Before the Board nominates an incumbent director for re-election by our stockholders, the incumbent director is evaluated by the Nominating/Corporate Governance Committee and/or the Board. This evaluation is based on, among other things, each incumbent director’s meeting attendance record and contributions to the activities of the Board.
The Nominating/Corporate Governance Committee considers recommendations of potential candidates from members of our Board, our Chairman, President & CEO and our stockholders. In 2013, Mr. D.C. Dauch referred director nominee Samuel Valenti III for consideration by the Nominating/Corporate Governance Committee and the Board for election by the Board as a Class III director. After consideration of Mr. Valenti's qualifications and independence, the Nominating/Corporate Governance Committee recommended that the Board elect Mr. Valenti as a Class III director with a term expiring on the date of the 2014 annual meeting of stockholders. Upon review, the Board elected Mr. Valenti, effective October 31, 2013, to serve as a Class III director until the 2014 annual meeting.

Director Qualifications. AAM’s Corporate Governance Guidelines provide the qualifications for Board membership. Candidates for director nominees to the Board are reviewed in consideration of the current composition of the Board, the operating requirements of the Company and the interests of stockholders. Although specific qualifications may vary from time to time, desired qualities and characteristics include:

•	high ethical character and shared values with AAM;

•	loyalty to AAM and concern for its success and welfare;

•	high-level leadership experience and achievement at a policy-making level in business, educational or professional activities;

•	breadth of knowledge of issues affecting AAM;

•	the ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge;

•	willingness to apply sound, independent business judgment;

•	awareness of a director's vital role in AAM's good corporate citizenship and corporate image; and

•	sufficient time and availability to effectively carry out a director's duties.
The Board as a whole should reflect the appropriate balance of knowledge, experience, skills, expertise and diversity that, when taken together, will enhance the quality of the Board’s deliberations and decisions. Although the Board has no formal policy regarding diversity, the Board believes that diversity is an essential element of Board effectiveness. In this context, diversity is defined broadly to include differences in background, skills, education, experience, gender, race, national origin and culture.
For director candidates recommended by stockholders, the Nominating/Corporate Governance Committee follows the procedures described below in Other Matters, Stockholder Proposals for 2015 Annual Meeting. The Nominating/Corporate Governance Committee will evaluate candidates recommended by stockholders using substantially the same criteria that are considered in evaluating director candidates recommended by our Board members or Chairman, President & CEO.
Succession Planning. The Nominating/Corporate Governance Committee is responsible for overseeing the Company’s succession planning process for executive officers and other key executive positions at AAM. In performing this role, the Nominating/Corporate Governance Committee monitors and approves management’s succession planning process and actions and, with respect to the CEO, makes recommendations to the full Board for approval. The Board has primary responsibility for CEO succession planning and develops both long-term and contingency plans for CEO succession. The Company’s long-term and ongoing succession planning program is designed to support effective senior leadership development and succession in a manner that positions AAM to achieve its strategic, operating and financial performance goals, and enhance stockholder value.
Technology Committee
The Technology Committee oversees and provides advice to AAM regarding AAM’s product, process and systems technology. The Technology Committee reviews and makes recommendations to the Board and management concerning AAM's strategy relative to technology matters.
Strategy Committee
The Strategy Committee oversees the development and implementation of AAM’s strategic plan and provides advice to the Board and management regarding specific strategic opportunities. The Strategy Committee is responsible for maintaining a cooperative, interactive strategic planning process with management, including the approval of strategic goals and objectives and reviewing and providing advice concerning potential corporate acquisitions, divestitures, joint ventures and strategic alliances.
Executive Committee
The Executive Committee exercises the authority of the Board during the intervals between Board meetings and does not meet on a regular basis.

COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Executive Summary
The Compensation Committee (Committee) oversees the Company's executive compensation program. Our executive compensation program reflects an externally competitive compensation structure based on a comprehensive market study of executive compensation programs in AAM's comparative peer group. In addition to attracting and retaining key executives, the program is designed to drive Company and individual performance while aligning the interests of our executives with those of our stockholders.
Stockholder Outreach
At our 2013 annual meeting, 58% of our stockholders voted in favor of the Company's say on pay proposal. This result was considerably less favorable than the level of support AAM received for its 2012 and 2011 say on pay proposals, which was 95% and 98%, respectively. As a result of this outcome, the Board directed senior management to conduct stockholder outreach to gain an understanding of stockholder concerns about our executive compensation programs. The Board and the Committee believe that direct feedback from our stockholders is valuable in evaluating possible changes to our executive compensation programs in order to further align AAM's compensation programs and practices with the objectives of our stockholders.
Senior management contacted our top 25 institutional stockholders, representing approximately two-thirds of the total shares outstanding, to discuss the outcome of the 2013 vote. Nine of these investors agreed to meet with us. During the fall of 2013, senior management had discussions with these investors, which included eight of AAM's top 15 institutional holders.The dialog with these stockholders was open, positive and constructive. The key areas of concern expressed by these stockholders included the following:

•	composition of our comparative peer group and the need for clear, descriptive disclosures regarding the criteria used to select companies in our comparative peer group;

•	the importance of setting the target level of total executive compensation at the 50th percentile;
•lack of performance-based equity incentive compensation;

•	the importance of pay-for-performance alignment of CEO compensation;

•	the lack of a formal clawback policy; and

•	compensation of Co-Founder and former Executive Chairman (now deceased).
Throughout the outreach process, management reported the feedback received from our stockholders to the Board and the Committee. In consideration of this feedback and the written comments of proxy advisory firms, the Committee reviewed our compensation program and practices for executive officers, including our named executive officers (NEOs). In conducting this review, the Committee received advice from its independent compensation consultant and input from senior management and the Board. As a result, the Committee made changes to our executive compensation program as described below.
Key Changes to Executive Compensation Program

•
Approved a new comparative peer group for benchmarking executive compensation. The Committee approved a new comparative peer group, which has greater relevance to AAM in terms of industry, revenues, market capitalization, global complexity and competition. AAM's projected 2014 revenues approximate the median 2014 projected revenues of the new comparative peer group. The size of the comparative peer group was reduced from 38 to 20 companies.

•
Targeted the 50th percentile for total compensation of executive officers. In determining 2014 compensation, the Committee targeted total compensation at approximately the 50th percentile of our new comparative peer group. As a result, the Committee has moved away from setting annual and long-term incentive pay opportunities between the 50th and 75th percentile of our comparative peer group. This total compensation target is considered to be a generally accepted benchmark of external competitiveness that supports AAM's ability to attract and retain key executives.

•
Introduced a performance share award vehicle as a component of long-term incentive compensation. Stockholders commented that our long-term incentive (LTI) program should include performance-based equity awards. Historically, our LTI program was comprised of 50% cash-based performance awards and 50% restricted stock units (RSUs) with time-based vesting. The Committee redesigned the LTI program to strengthen pay-for-performance alignment of executive compensation. For 2014, the Committee introduced performance share awards that account for 66% of the total LTI award value. The payouts earned under these awards will be measured by EBITDA margin and relative TSR performance over a three-year period and paid only to the extent that pre-established performance targets are achieved. The Committee decided that the remaining 34% of the LTI equity awards should be in the form of RSUs with three-year cliff vesting in order to promote the retention of key executives. This new LTI design, which is 100% equity-based, further aligns the interests of executive officers with those of our stockholders.

•
Capped annual incentive performance metrics. A 2013 report from a proxy advisory firm noted that a performance metric used in determining annual incentive award payouts -- net income as a percentage of sales (NIPS) -- did not have a stated maximum payout. Although the award opportunity for this metric was practically limited by its direct link to actual Company performance, the Committee considered this comment while setting financial targets for 2014 annual incentive award opportunities. Accordingly, the Committee established a stated maximum payout for the NIPS performance metric. As a result, all performance metrics for annual incentive compensation have stated maximum payouts.

•
Adopted a clawback policy. The Committee adopted a clawback policy applicable to executive officers effective January 1, 2014. Generally, if the Committee determines that an executive officer engaged in fraud or intentional misconduct that resulted in a material restatement of our financial statements, the Committee may seek to recover performance-based incentive compensation to the extent such compensation is based on the financial performance of the Company and if other criteria are met.

•
Eliminated discretionary bonuses to the former Executive Chairman and other NEOs. Stockholders expressed concern regarding the 2012 discretionary bonus paid to Mr. R.E. Dauch (now deceased). Mr. R.E. Dauch's 2012 bonus was determined under his prior employment agreement, which provided for the use of discretion in assessing performance and determining the annual bonus payout. Beginning in 2013, under his 2012 employment agreement, Mr. R.E. Dauch's annual incentive was calculated based on the Company's achievement of financial targets set by the Committee in advance of the performance period. These performance metrics were approved by our stockholders under the 2012 Omnibus Incentive Plan. No discretionary increases were made to 2013 annual incentive payouts for Mr. R.E. Dauch or any of our other NEOs.

We believe that the above changes to our executive compensation program address the concerns raised by the 2013 advisory vote on executive compensation and by our stockholders. The Company is committed to further engagement with our stockholders regarding executive compensation and related matters. We believe that these discussions are a valuable component of our overall investor relations program. The Committee will continue to consider feedback from our stockholders in determining AAM's executive compensation programs and practices.
2013 Performance
In 2013, our financial performance was highlighted by sales growth that outpaced the industry and profitability that solidly rebounded from our 2012 performance. The performance goals under our executive compensation programs are established to reward achievement of the Company's goals and objectives. The 2013 payouts of annual and cash-based long-term incentives as compared to incentive payouts for 2012 reflect this pay-for-performance alignment. As discussed in more detail below, improvements in the Company's performance for 2013 resulted in higher incentive payouts for certain awards as compared to 2012 payments. For example, our achievements related to net operating cash flow and relative TSR resulted in higher incentive payouts for 2013 as compared to 2012. This result supports AAM's compensation objectives of rewarding performance and aligning the interests of our executive officers with those of our stockholders.
Leadership Changes - NEOs
On August 2, 2013, Richard E. Dauch, the Company's Co-Founder and Executive Chairman, passed away. Effective August 16, 2013, the Board appointed President & Chief Executive Officer David C. Dauch as Chairman of the Board. Mr. D.C. Dauch has served as AAM’s President & CEO since September 2012.
John J. Bellanti, AAM's Executive Vice President, Worldwide Operations, retired from AAM effective January 1, 2014. Upon Mr. Bellanti's retirement, Alberto L. Satine became Senior Vice President, Global Driveline Operations, assuming leadership responsibility for a significant portion of our global operations. Previously, Mr. Satine served as AAM's Group Vice President, Global Sales & Business Development and held numerous positions of increasing responsibility since he joined AAM in May 2001.

Named Executive Officers
Our NEOs for the fiscal year ending December 31, 2013 include the following individuals whose titles shown below are the positions held as of that date (except for Mr. R.E. Dauch):
David C. Dauch, Chairman, President & Chief Executive Officer;
Michael K. Simonte, Executive Vice President & Chief Financial Officer;
John J. Bellanti, Executive Vice President, Worldwide Operations;
Alberto L. Satine, Group Vice President, Global Sales & Business Development;
Norman Willemse, Vice President, Metal Formed Products Business Unit; and
Richard E. Dauch, Co-Founder and former Executive Chairman (deceased).
Although Mr. R.E. Dauch passed away during 2013, he is identified as an NEO based on his 2013 compensation. Our discussion of AAM's executive compensation programs throughout the Compensation Discussion and Analysis (CD&A) applies generally to our NEOs, except for Mr. R.E. Dauch. His compensation is described separately under Compensation of former Executive Chairman below.

Executive Compensation Philosophy and Objectives
The Committee is responsible for establishing and reviewing the overall compensation philosophy of the Company. The Committee believes that the compensation paid to executives should be structured to provide AAM executives with meaningful rewards, while maintaining alignment with stockholder interests, corporate values and management initiatives.
The Committee believes that AAM’s executive compensation program should consist of a mix of base salary, annual incentive compensation and long-term incentive compensation, with limited perquisites and other personal benefits. One of the key objectives of establishing a mix of base salaries, annual incentive and long-term incentive compensation is to have a significant portion of total compensation be performance-based and contingent upon the achievement of stated Company performance goals.
The Committee also considers other factors in setting compensation levels for NEOs such as Company and individual performance, succession planning and the requirements of the position as determined by the Company from time to time.
Compensation Objectives. The following fundamental objectives are considered in determining compensation programs and pay levels for our NEOs.

•
Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth. AAM makes an effort to remain competitive by targeting competitive pay levels based on the Company’s comparative peer group while considering the Company's business environment, including industry conditions and other market influences. The Committee believes our compensation programs should encourage high-achieving, marketable executives to remain motivated and committed to AAM for long and productive careers.

•
Compensation and benefit programs should reward Company and individual performance. Our programs should strive to deliver competitive compensation for exceptional individual and Company performance as compared to companies in our comparative peer group. As associates progress to higher levels in the Company and assume key leadership positions, a greater portion of their compensation should be linked to Company performance measured against financial and operational objectives and to stockholder returns.

•
Compensation and benefit programs should foster the long-term focus required to deliver value to our stockholders. We believe that long-term incentive compensation will motivate executive officers to deliver long-term value to our stockholders. Executives who are in positions to influence longer-term results should have a greater proportion of their compensation tied to longer-term performance.

•	Total compensation opportunities should reflect each executive’s level of responsibility and contribution to AAM. While the overall structure of compensation and benefit programs should be broadly similar across the Company, individual pay levels and benefit packages will reflect differences in job responsibilities, geography and marketplace considerations.

•
Stock ownership requirements for executive officers should align their interests with those of our stockholders. Stock ownership aligns our executive officers’ interests with those of stockholders and reinforces the importance of making sound long-term decisions. AAM’s executive officers are required to maintain a certain level of stock ownership based on their position.

Peer Group and Compensation Benchmarking
Determination of Comparative Peer Group
The Committee uses a comparative peer group for purposes of determining competitive pay levels and compensation structure, setting incentive pay opportunities and assessing Company performance relative to its peers in support of AAM's executive compensation philosophy and objectives. The Committee periodically reviews the composition of the comparative peer group with guidance from the Committee's independent compensation consultant, Meridian, and makes adjustments to reflect changes in the Company's business as well as industry and market conditions.
Following the results of the 2013 stockholder advisory vote on executive compensation, the Committee directed Meridian to evaluate the existing comparative peer group and recommend changes to to the peer group that would more closely reflect AAM's business profile. Meridian undertook a detailed study to develop a pool of potential peer companies from which to select the companies to be included in the comparative peer group. In developing the pool, Meridian considered companies in the automotive and related industries with annual revenues between one-third and three times our revenues and those in our competitor peer group as described below. The initial pool was then narrowed by Meridian through the use of a weighted scorecard based on additional criteria, which included:

•	complexity of global business and operations;

•	companies that compete with AAM for executive talent;

•	market capitalization; and

•	companies included in the peer groups established by proxy advisory firms for 2013.
Based on this analysis, Meridian recommended and the Committee approved a new comparative peer group of 20 companies, which resulted in the following changes:

•	the size of the peer group was reduced from 38 companies;

•	23 companies were removed and five were added to improve alignment with AAM based on the factors described above; and

•
six of our eight competitor peer group companies were included and two were excluded (namely, Autoliv, a foreign corporation, and Magna International, which has significantly greater revenues than AAM).

We believe the new comparative peer group has greater relevance to AAM in terms of industry, revenues, market capitalization, global complexity and competition. We expect that AAM's new and incremental backlog will drive AAM's sales to exceed the rate of growth expected in the industry. AAM's projected 2014 revenues are well positioned relative to the median of the comparative peer group's 2014 projected revenues.
The following table shows the companies in our new comparative peer group (used to determine 2014 compensation), the prior comparative peer group (used to determine 2013 compensation), and the companies in our competitor peer group as disclosed in our 2013 annual report to shareholders.

Company	2014 Peer Group	2013 Peer Group	Competitor Peer Group
A. O. Smith Corporation	X	X
BorgWarner Inc.	X	X	X
Briggs & Stratton	X
Cooper-Standard Holdings, Inc.	X
Dana Holding Corporation	X	X	X
Donaldson Company, Inc.	X	X
Federal-Mogul Corporation	X	X
Flowserve Corporation	X	X
Kennametal Inc.	X	X
Lear Corporation	X	X	X
Meritor Inc.	X	X	X
Regal-Beloit Corporation	X
Tenneco Automotive Inc.	X		X
Terex Corporation	X	X
Tower International Inc.	X
Trinity Industries, Inc.	X	X
USG Corporation	X	X
Valmont Industries, Inc.	X	X
Visteon Corporation	X	X	X
Woodward Inc.	X
Ball Corporation		X
Brady Corporation		X
Cameron International Corporation		X
Cummins Inc.		X
Dover Corporation		X
Eaton Corporation		X
Federal Signal Corporation		X
Fleetwood Enterprises, Inc.		X
FMC Technologies		X
Genuine Parts Company		X
Harley-Davidson Motor Company		X
Ingersoll-Rand Company		X
Joy Global Inc.		X
Navistar International		X
Owens-Illinois, Inc.		X
PACCAR Inc.		X
Polaris Industries Inc.		X
Rockwell Automation		X
Sauer-Danfoss Inc.		X
Sonoco Products Company		X
Thomas & Betts Corporation		X
The Timken Company		X
TRW Automotive Holdings Corp.		X
Woodward Governor Company		X
Autoliv Inc.			X
Magna International Inc.			X
Total Number of Companies	20	38	8
Compensation Benchmarking
The Committee targets approximately the 50th percentile of our comparative peer group for total direct compensation of executives holding similar positions at companies in our comparative peer group. Total direct compensation consists of base salary plus target annual and long-term incentive compensation. Total direct compensation for each NEO may be above or below the 50th percentile of our comparative peer group due to various factors, including an individual's level of responsibility, demonstrated skills and experience, significance of position, contribution to the Company's performance, time in position and potential for advancement in the context of succession planning. The Committee generally sets performance objectives for annual and long-term incentive compensation so that targeted total direct compensation levels can be achieved only when performance objectives are met. Consequently, actual pay earned by executives may vary from targeted levels based on the degree to which specific performance objectives are attained.
The Committee has moved away from setting annual and long-term incentive pay opportunities between the 50th and 75th percentile of our comparative peer group to targeting total direct compensation at approximately the 50th percentile. This target reflects a generally accepted benchmark of external competitiveness and supports our ability to attract and retain key executives.
Tally Sheets
Annually, the Committee reviews compensation tally sheets for each executive officer, including the NEOs. The tally sheets, which are prepared by management, provide a summary of the current amounts of each component of pay and a history of prior long-term incentive grants. The tally sheets also show estimates of potential payments and benefits that could be realized under various hypothetical termination scenarios. The tally sheets consist of information that is substantially similar to the information shown for each NEO in Potential Payments Upon Termination or Change in Control below. The Committee did not change the NEOs’ compensation based on its review of this information in 2013.
Components of the AAM Compensation Program
The primary components of AAM’s executive compensation program are base salary, annual incentives, long-term incentives, and benefits and perquisites.
Base Salary. In the fourth quarter of each year, the Committee reviews base salaries for executive officers for the following calendar year. In determining 2013 base salaries for executive officers, the Committee reviewed benchmarking data comparing pay levels of our executive officers with that of executives holding similar positions at companies in our comparative peer group. The Committee also considered each individual’s experience, time in position, professional development, contribution to the Company, performance and other factors. For NEOs other than the Chairman, President & CEO, the Committee considered the recommendations of Mr. D.C. Dauch in determining NEO base salaries. The Committee approved 2013 base salary increases for the NEOs listed below as follows:

	Base Salary
	2013	2012
David C. Dauch (effective September 1, 2013)	$1,100,000	$1,000,000
Michael K. Simonte	$543,800	$527,900
John J. Bellanti	$500,300	$485,700
Alberto L. Satine	$360,000	$320,000
Norman Willemse	$320,000	$310,600
Effective September 1, 2013, Mr. D.C. Dauch’s base salary was increased to $1,100,000. This increase reflects the additional leadership responsibilities he assumed in August 2013 upon the passing of Mr. R.E. Dauch. In making this determination, the Committee considered benchmarking data provided by Meridian regarding CEO compensation among our comparative peer group. The Committee approved Mr. D.C. Dauch's base salary increase effective September 1, 2013 with the expectation that this level would remain in effect for fiscal 2014.
The increases in 2013 base salary shown above for Mr. Simonte, Mr. Bellanti (in lump sum) and Mr. Willemse represent annual merit increases of 3%, which is consistent with the budgeted amount for the merit program for U.S. salaried associates.
The increase in Mr. Satine's 2013 base salary was 12.5%. Based on the recommendation of the Chairman, President & CEO, the Committee considered Mr. Satine's significant role in strategic matters, the depth of his manufacturing and engineering experience in light of AAM's expanding global operations and his demonstrated leadership capabilities. This salary adjustment was made in the context of AAM's succession planning for a key leadership position previously held by Mr. Bellanti, who retired as head of worldwide operations on January 1, 2014. Mr. Satine assumed leadership responsibility for a significant portion of AAM's global operations upon Mr. Bellanti's retirement.

Annual Incentive Compensation.  Annual incentive compensation at AAM is designed to:

•	encourage executives to achieve short-term objectives to foster achievement of the Company's long-term goals;

•	reward performance to support strategic initiatives; and

•	provide incentive for executive retention.
Annual incentive compensation is measured by our achievement of financial targets established under AAM’s Incentive Compensation Plan for Executive Officers. All executive officers participated in this plan during 2013.
On an annual basis, the Committee determines one or more performance factors, and the relative weighting of each factor, in consideration of the Company’s key performance objectives. Under the plan, the performance factors that may be selected are: (1) net income as a percentage of sales (NIPS); (2) after tax return on invested capital (ROIC); and (3) net operating cash flow. Net operating cash flow is defined as cash provided by or used in operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. ROIC is defined as after-tax return divided by average invested capital. Target performance levels, established annually, are intended to be aggressive but achievable based on industry conditions.
Payment of annual cash incentive awards are permitted to the extent the Company (1) meets or exceeds threshold levels of performance set by the Committee and (2) reports positive net income for the performance year.
The annual incentive plan permits the Committee to make discretionary adjustments if it determines that the achievement of performance targets for a plan year do not reflect the true performance of the Company due to unanticipated circumstances specified in the plan. Although the plan permits the Committee to exercise discretion in adjusting individual award payouts, the Committee made no discretionary increases to 2013 payouts for any of our NEOs.
The table below shows the 2013 target annual incentive opportunities for the following NEOs, stated as a percentage of base salary:

Target Annual Incentive Opportunity
David C. Dauch	125%
Michael K. Simonte	80%
John J. Bellanti	80%
Alberto L. Satine	60%
Norman Willemse	60%

The 2013 annual incentive target for each NEO remains unchanged from 2012.

2013 Annual Incentive Performance
In support of the Company’s 2013 goals and objectives, the Committee approved the use of net operating cash flow and NIPS, each with equal weighting, as the performance metrics for determining 2013 annual cash incentives. These performance metrics were selected for the following reasons:

•	Net operating cash flow is a critical financial metric for AAM due to its impact on liquidity, debt reduction and stockholder value creation;

•	Increasing net operating cash flow is key to achieving credit rating upgrades, which will have a favorable impact on the Company’s cost of future financing;

•	Net income is a key indicator of financial and operational performance; and

•	Net income and net income growth are highly correlated to cash flow, cash flow growth and stockholder value creation.

In the fourth quarter of 2012, in conjunction with a review of the Board-approved annual budget, the Committee set 2013 performance targets for the net operating cash flow and NIPS performance metrics as follows:

	Net Operating Cash Flow		Net Income as a Percentage of Sales
	Performance	Payout	Performance	Payout
Threshold	$25 million	50%	1%	30%
Target	$75 million	100%	3%	100%
Maximum	$100 million	125%	>3%	>100%
Budgeted net operating cash flow for 2013 was $50 million. The target performance level for net operating cash flow was based on the Company outperforming the budget by $25 million; the maximum performance level was based on outperforming the budget by $50 million. The 2013 annual budget also included $30 million in proceeds from anticipated sale-leaseback transactions.
The target and threshold performance levels for NIPS were determined based on our performance relative to our competitor peer group. The target performance level for NIPS, or 3%, was set at a level to meet the performance of the top one-half of our competitor peer group for the three most recent fiscal years. Although there was no stated maximum award opportunity based on NIPS for 2013, the Committee established a maximum payout for such awards beginning in 2014.
The Company’s 2013 adjusted net operating cash flow was $32.4 million. For 2013, net operating cash flow included the proceeds from sale-leaseback transactions and excluded the impact of debt refinancing costs and other special charges totaling $28.1 million. Accordingly, a payout of 57% was made for 2013 based on the net operating cash flow metric.
The Company’s 2013 NIPS was 3.79%, excluding the impact of debt refinancing costs and other special charges. Accordingly, the NIPS performance metric resulted in an achievement of 117% of target.
Based on the weighting of each performance metric, the 2013 annual incentive awards resulted in a payout of 87% of target. No discretionary increases were made to 2013 annual incentive payouts for any NEO. The annual incentive awards paid are shown in the Summary Compensation Table.
Long-Term Incentive Compensation. Long-term incentive compensation at AAM is designed to:

•	align executive officer and stockholder interests;

•	reward achievement of long-term performance goals; and

•	provide incentives for executive retention.
The table below shows the 2013 target long-term incentive opportunities for the following NEOs, stated as a percentage of base salary:

	Target Long-Term Incentive Opportunity
	2013	2012
David C. Dauch	350%	240%
Michael K. Simonte	200%	120%
John J. Bellanti	200%	120%
Alberto L. Satine	120%	80%
Norman Willemse	100%	80%
In determining 2013 long-term incentive target opportunities, the Committee considered Meridian’s market analysis, which indicated that long-term incentive target opportunities for our NEOs at 2012 levels were below the 50th percentile for comparable positions at companies in our comparative peer group. As a result, the Committee approved 2013 long-term incentive targets shown above with the objective of targeting total compensation at approximately the 50th percentile.
2013 Long-Term Incentives
In March 2013, the Company granted the NEOs equity-based and cash-based long-term incentives under the 2012 Omnibus Incentive Plan. The Committee determined the form and mix of awards in consideration of AAM’s compensation objectives, current market practice and share usage.

One-half of the total 2013 long-term incentive award value for NEOs was in the form of cash-based performance units (PUs) with a notional value of one dollar and one-half was in the form of restricted stock units (RSUs). The RSUs are payable in common stock, contingent upon continued employment through the three-year vesting period. The RSUs were designed to provide opportunities for share ownership and to motivate executive officers to build long-term value for our stockholders.
The target award payment for PUs will be determined based on the Company’s cumulative earnings before interest, taxes, depreciation and amortization (EBITDA) margin performance from January 1, 2013 through December 31, 2015. These awards were designed to align executive officer performance goals with those of the Company. The Committee selected EBITDA as the performance measure based on its belief that EBITDA is a key indicator of the Company’s financial and operational performance and is useful in analyzing entity valuation.
The terms of the RSUs and PUs are described in more detail in the Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table below.
The following table shows the threshold, target and maximum EBITDA margin performance levels used in determining 2013 award payouts for PUs. These EBITDA performance levels were designed to drive a level of performance in the top one-half of our competitor peer group. The competitor peer group consists of companies listed in the table shown above in Peer Group and Compensation Benchmarking.

Performance Level	3 Year Cumulative EBITDA Margin	Percent of Target Award Opportunity Earned
Threshold	10%	25%
Target	12%	100%
Maximum	15%	200%
2014 Long-Term Incentives
Following the results of our 2013 stockholder advisory vote on executive compensation and feedback received during our stockholder outreach, the Committee redesigned our LTI program for 2014 to strengthen the pay-for-performance alignment of long-term incentive compensation for executive officers. In determining the new program design, the Committee received guidance from Meridian regarding design alternatives and market trends. Meridian evaluated the 2013 LTI program described above, considering our LTI program objectives, pay-for-performance alignment and mix of award vehicles. In consideration of Meridian's recommendations, the Committee approved LTI program design changes for 2014.
A key design change was the introduction of performance shares as a new equity-based award vehicle. Under our 2014 LTI program, performance share awards account for 66% of the total LTI award opportunity for executive officers. This proportion of performance-based equity awards exceeds the current market practice of approximately 50% of total LTI compensation being performance-based. Payouts earned under these awards will be measured by cumulative EBITDA margin and relative total shareholder return (TSR) performance over a three-year performance period and paid only to the extent that pre-established performance targets are achieved. The Committee determined that the remaining 34% of long-term incentive equity awards should be in the form of RSUs settled in common stock with three-year cliff vesting. The Committee believes these RSUs promote retention of key executives.
Our new LTI program design, which is 100% equity-based, further aligns the interests of executive officers with those of our stockholders by tying a substantial portion of each executive officer's long-term incentive award to Company performance and by promoting increased stock ownership.
Prior Long-Term Incentive Awards under the AAM 2009 Long-Term Incentive Plan
Prior to adoption of the 2012 Omnibus Incentive Plan, the Company’s LTI program consisted of cash-based performance awards made under the AAM 2009 Long-Term Incentive Plan (2009 AAM LTIP). Payouts of the 2011 cash-based performance awards were determined based on cumulative EBITDA margin and relative TSR for the performance period beginning January 1, 2011 through December 31, 2013. The Company’s cumulative EBITDA percentage for the performance period was 13.2%, after adjustments approved by the Committee for certain special charges, including costs associated with plant closures and debt refinancing. The adjusted EBITDA percentage resulted in a payment at 140% of target. The Company’s relative TSR for the performance period ranked above the 75th percentile of our competitor peer group and resulted in a payout of 200% of target.

Based on the 50% weighting of EBITDA and relative TSR performance, total award payments were 170% of target for each NEO. See Summary Compensation Table for the amounts paid in March 2014.
Equity Grant Practices
AAM generally makes equity grants to its executive officers and other executives on an annual basis, subject to the approval of the Committee. Grants are typically made in the first quarter of each year to coincide with the communication to executive officers of their annual cash incentive awards for the previous year’s performance. This timing increases the impact of the awards by strengthening the link between pay and performance. AAM does not and has never permitted backdating, spring loading or other timing of option grants with the release of material non-public information.
Benefits. Our NEOs participate in the same benefit and retirement plans in which our U.S. salaried associates participate. A group of approximately 50 senior executives, including the NEOs, also receive supplemental life, supplemental disability and umbrella liability insurance benefits. Our NEOs are eligible to participate in AAM’s qualified and nonqualified defined benefit pension plans and defined contribution plans. They are also eligible to participate in a nonqualified deferred compensation plan that permits deferrals of a portion of base salary and/or annual cash incentive compensation on a pretax basis. These plans are described in the Pension Benefits and Nonqualified Deferred Compensation sections below.
Perquisites. AAM provides a limited number of perquisites to senior executives, including our NEOs. AAM has never owned a corporate aircraft and generally does not provide leased aircraft for personal use. AAM does not pay for country club memberships. Senior executives are eligible for the use of a Company-provided vehicle with AAM content. The President & CEO is entitled to the use of two Company-provided vehicles. From time to time, the Company invites spouses of AAM senior executives to attend Company business events. For attendance that requires a spouse to travel, the Company pays for the spouse’s travel and other related non-business expenses and reimburses the executive for taxes attributable to the income associated with this benefit. Perquisites are further described in the footnotes to the Summary Compensation Table.
Total NEO Compensation. In determining NEO pay levels, the Committee reviews each element of compensation -- base salary, annual incentive compensation and long-term incentive compensation -- with the objective of targeting total compensation at approximately the 50th percentile of executives holding similar positions at companies in our comparative peer group.
Based on Meridian's market data analysis, 2013 total compensation for Mr. D.C. Dauch, Mr. Bellanti and Mr. Willemse was at approximately the 50th percentile of pay among executives holding similar positions at companies in our comparative peer group. Total 2013 compensation for Mr. Simonte and Mr. Satine was between the 50th and 75th percentile among executives holding similar positions at companies in our comparative peer group. For purposes of this comparison, the scope of responsibilities of both Mr. Simonte and Mr. Satine is broader than those holding similar positions at the companies in the comparative peer group. As a result, the pay levels for Mr. Simonte and Mr. Satine were set above the 50th percentile to reflect the additional leadership responsibilities they have as compared to the benchmarked positions. Mr. Simonte has significant leadership responsibilities over key functional areas beyond his role as CFO and leader of AAM's global finance organization. These functional areas include information technology, legal, and marketing and communications. Mr. Satine's position was benchmarked against the lead sales position among our comparative peer group; however, Mr. Satine has broader responsibilities associated with his leadership of AAM's global strategic business development.
Compensation of former Executive Chairman
The compensation of AAM's Co-Founder and former Executive Chairman of the Board is set forth in his employment agreement dated August 27, 2012. The terms of his employment agreement, which terminated upon his death on August 2, 2013, are described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Table below.
Mr. R.E. Dauch's total compensation reflected his extensive knowledge and expertise in the global automotive industry and the Board’s expectations regarding his contribution to the achievement of AAM’s goals and business strategy objectives. The components of his compensation are described below.
Base Salary. Mr. R.E. Dauch’s annual base salary for 2013 was set at $2 million. The amounts paid through August 2, 2013 and in 2012 and 2011 are shown in the Summary Compensation Table.
Annual Incentive. For calendar year 2013, Mr. R.E. Dauch was eligible for a target annual incentive opportunity of two times his annual base salary. His 2013 annual incentive was determined under AAM's Incentive

Compensation Plan for Executive Officers. Accordingly, his 2013 annual incentive was based on the achievement of the pre-established performance metrics described above in 2013 Annual Incentive Performance. Based on the weighting of each performance metric, he was eligible to receive a 2013 annual incentive of 87% of his target opportunity. The annual incentive paid to Mr. R.E. Dauch's beneficiary was pro-rated based on time served through August 2, 2013. The Committee exercised no discretion in determining his 2013 annual incentive award payout. See Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table below.
Long-Term Incentives. Mr. R.E. Dauch was not entitled to a long-term incentive award in 2013. Vesting of his outstanding long-term incentive awards was accelerated upon his death pursuant to the applicable award agreements. The grant date fair value of these awards was reported in the summary compensation table for 2012. See Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table and Options Exercised and Stock Vested table below.
Benefits and Perquisites. Mr. R.E. Dauch participated in the same benefit programs in which other executive officers participate. Under his employment agreement, AAM provided him with the use of two Company vehicles and reimbursed him for premiums paid for a $5 million life insurance policy. Perquisites provided in 2013, 2012 and 2011 are reported in the Summary Compensation Table.
Executive Officer Stock Ownership Requirements
 A fundamental objective of our compensation program is for executive officers to own AAM stock in order to align their interests with those of our stockholders and to reinforce the importance of making sound long-term decisions. In April 2012, based on an analysis provided by Meridian and in order to align the Company's stock ownership requirements with prevalent market practices, the Committee revised the Company's stock ownership requirements, as follows:

Multiple of Base Salary
Chief Executive Officer	5
Executive Vice President	3
Senior Vice President, Group Vice President and Vice President	2

Executive officers have five years from April 2012 to meet these requirements or, for new executive officers, five years from the date of appointment. Shares owned directly and any unvested RSUs (settled in stock) count toward the requirement, while unexercised stock options are not included. These ownership levels must be maintained as long as the person is an executive officer of AAM.
The Committee annually reviews each executive officer’s stock ownership level according to this policy. Each of our current NEOs has met the ownership requirements established for his position.
Anti-hedging and Anti-pledging Policy
All employees and non-employee directors are prohibited from entering into transactions that may result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives, short sales or any similar transactions. Pledging of Company stock is also prohibited.
Severance Benefits and Restrictive Covenants
On September 27, 2013, Mr. D.C. Dauch's employment agreement was amended and restated to provide for certain severance benefits if his employment is terminated as a result of a change in control of the Company (CIC). His employment agreement also provides for an automatic two-year extension following a CIC. Benefits payable to Mr. D.C. Dauch upon termination of employment without cause or upon resignation for good reason remain unchanged from his prior employment agreement. Severance benefits provided under his employment agreement are described under Potential Payments Upon Termination or Change in Control below.
The Board believes the CIC arrangement with Mr. D.C. Dauch is in the best interests of the Company and our stockholders. The CIC arrangement will enhance stockholder value by encouraging him to consider CIC transactions that may be in the best interests of the Company and our stockholders, even if the transaction may ultimately result in termination of his employment.
AAM does not provide any other NEO with severance benefits upon termination of employment for any reason, including as a result of a ClC. However, early vesting of certain long-term incentive awards is allowed upon a

CIC. The Committee believes this feature reflects competitive market practices, encourages retention of key executives and reduces their concerns that payment of these awards will be jeopardized by a CIC.
Each of the NEOs has agreed to non-competition and non-solicitation covenants for a period following termination of employment. For additional information, see Potential Payments Upon Termination or Change in Control below.
Executive Compensation Recoupment (Clawback) Policy
During our outreach efforts following the 2013 vote, stockholders expressed a concern that we had not adopted a clawback policy. Based on this feedback, the Committee adopted an executive compensation recoupment (clawback) policy. This policy authorizes the Committee to determine whether to require recoupment of performance-based incentive compensation actually paid or awarded to any executive officer if certain conditions are met. For purposes of this policy, performance-based compensation includes all annual incentives for periods beginning with the 2014 fiscal year and long-term incentives awarded after January 1, 2014, whether paid in cash or equity, to the extent the awards are determined based on the Company's financial performance.
The Committee may require recoupment if the executive officer engaged in fraud or intentional misconduct that caused or contributed to the need for a material restatement of the Company's financial statements filed with the SEC. If the Committee determines that any performance-based compensation paid or awarded to the executive officer would not have been awarded or would have been awarded at a lower amount had it been calculated based on such restated financial statements (adjusted compensation), the Committee may seek to recover for the benefit of the Company the excess of the awarded compensation over the adjusted compensation (excess compensation). In deciding whether to seek recovery of excess compensation from the executive officer, the Committee will consider the factors it deems relevant under the circumstances and whether the assertion of a claim is in the best interests of the Company.
Tax Gross Ups
The Company does not provide tax gross ups to an executive officer upon a change in control.
Tax Deductibility of Compensation
In general, the compensation awarded to NEOs will be taxable to the executive and will give rise to a corresponding corporate deduction at the time the compensation is paid. Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to the CEO or to other NEOs other than the CFO. One exception applies to performance-based compensation paid pursuant to stockholder-approved employee benefit plans. Performance-based compensation is compensation that is paid only if the individual’s performance meets pre-established objective performance goals based on performance criteria approved by our stockholders.
Although deductibility of compensation is preferred, tax deductibility is not the primary objective of our compensation programs. The Committee may decide to pay compensation or grant awards that serve the objectives of our executive compensation program even though such compensation or awards may not be deductible by the Company.
The annual incentives and long-term incentive performance unit awards granted in 2013 to our NEOs are intended to comply with the performance-based compensation exemption under Section 162(m). RSUs granted to NEOs in 2013, although not deductible, were considered to be the appropriate vehicle for a portion of the long-term incentive component of our executive compensation program.
REPORT OF THE COMPENSATION COMMITTEE
We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee of the Board of Directors
Forest J. Farmer, Chairman
Elizabeth A. Chappell
Steven B. Hantler
Larry K. Switzer
Thomas K. Walker

SUMMARY COMPENSATION TABLE
The following table summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Options Awards ($)	Non-Equity Incentive Plan Compen- sation(2) ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
David C. Dauch(5) Chairman, President & Chief Executive Officer	2013	1,033,333	—	1,750,002	—	3,185,250	245,423	116,389	6,330,397
	2012	873,333	21,500	979,013	—	1,728,100	565,534	67,695	4,235,175
	2011	650,004	111,150	—	—	7,169,180	397,228	28,778	8,356,340
Michael K. Simonte Executive Vice President & Chief Financial Officer	2013	543,800	—	543,810		1,429,085	27,943	50,817	2,595,455
	2012	527,900	4,617	316,743	—	935,383	294,245	48,942	2,127,830
	2011	515,004	37,080	—	—	4,255,095	251,101	49,604	5,107,884
John J. Bellanti(6) Executive Vice President, Worldwide Operations	2013	500,300	—	485,713	—	1,678,896	—	45,240	2,710,149
	2012	485,700	—	291,424	—	802,400	188,187	42,429	1,810,140
	2011	473,796	—	—	—	2,166,972	446,401	33,823	3,120,992
Alberto L. Satine(6) Group Vice President Global Sales & Business Development	2013	360,000	—	216,006	—	565,800	—	41,399	1,183,205
Norman Willemse Vice President, Metal Formed Product Business Unit	2013	320,000	—	160,006	—	579,120	12,546	50,348	1,122,020
	2012	310,600	—	124,249	—	376,808	100,562	48,162	960,381
	2011	303,000	—	—	—	603,180	113,444	41,412	1,061,036
Richard E. Dauch(5) Co-Founder & Former Executive Chairman (deceased August 2, 2013)	2013	1,181,818	—	—	—	2,030,000	—	155,822	3,367,640
	2012	2,000,000	4,000,000	6,874,007	627,000	—	4,201,202	141,916	17,844,125
	2011	2,526,728	6,000,000	—	—	—	2,802,700	149,441	11,478,869

(1)
Reflects the full grant date fair value of equity awards made during fiscal year 2013 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. The grant date fair value of stock awards is calculated using the closing market price of AAM common stock on the date of grant. See Note 7 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying the valuation of equity awards.

(2)
Reflects amounts earned under the AAM Incentive Compensation Plan for Executive Officers and the 2009 AAM LTIP with respect to the three-year performance period ending December 31, 2013. The 2013 amounts are as follows:

	AAM Incentive Compensation Plan	AAM LTIP	Total
David C. Dauch	$1,196,250	$1,989,000	$3,185,250
Michael K. Simonte	$378,485	$1,050,600	$1,429,085
John J. Bellanti(a)	$285,000	$1,393,896	$1,678,896
Alberto L. Satine	$185,000	$380,800	$565,800
Norman Willemse	$167,040	$412,080	$579,120
Richard E. Dauch	$2,030,000	$—	$2,030,000

(a) For Mr. Bellanti, amount also includes pro-rata payments of the 2012 and 2013 performance unit awards under the 2012 Omnibus Incentive Plan. The awards were pro-rated through December 31, 2013 due to his retirement on January 1, 2014.

(3)
Reflects the annualized increase in pension value under the Salaried Retirement Program, the Albion Pension Plan and the Supplemental Executive Retirement Program (SERP). There was a net negative change in pension values for 2013 of ($256,846) for Mr. Bellanti; ($104,383) for Mr. Satine and ($12,731,110) for Mr. R.E. Dauch. See also Pension Benefits Table below. There are no above-market or preferential earnings on compensation deferred under our Executive Deferred Compensation Plan.

(4) The components of All Other Compensation for 2013 are as follows:

Name	Employer 401(k) Match Contributions(a) ($)	Retirement Contributions(b) ($)	Executive Life Insurance Premiums(c) ($)	Company-Provided Vehicles(d) ($)	Tax Gross Ups for Spousal Travel(e) ($)	Other(f) ($)	Total ($)
David C. Dauch	12,569	12,750	7,640	31,632	22,704	29,094	116,389
Michael K. Simonte	12,575	12,750	3,681	20,301	—	1,510	50,817
John J. Bellanti	8,750	12,750	7,155	14,188	424	1,973	45,240
Albert L. Satine	—	12,750	3,171	23,618	—	1,860	41,399
Norman Willemse	12,469	12,750	3,219	—	424	21,486	50,348
Richard E. Dauch	6,906	6,906	110,046	31,364	—	600	155,822
(a)Includes employer matching contributions under AAM’s 401(k) plan.
(b)Includes employer retirement contributions under AAM’s 401(k) plan.
(c)Includes executive life insurance premiums.

(d)
Includes personal use of Company-provided vehicles. The aggregate incremental cost of Company-provided vehicles is based on total vehicle cost if business use of the vehicle is less than 30%. For Mr. D.C. Dauch and Mr. R.E. Dauch, includes the cost of the personal use of a second Company-provided vehicle for each of them.

(e)	Includes amounts reimbursed for taxes attributable to the income associated with the cost of spousal travel for participation in Company business meetings and events.

(f)
For Mr. D.C. Dauch, includes the cost of travel for spousal participation in Company business meetings and events of $26,091, meals provided during business hours, the cost of an executive physical and personal umbrella liability insurance premiums. For Mr. Simonte and Mr. Satine, includes the cost of an executive physical and personal umbrella liability insurance premiums. For Mr. Bellanti, includes the cost of travel for spousal participation in Company business meetings and events, the cost of an executive physical and personal umbrella liability insurance premiums. For Mr. Willemse, includes the cost of travel for spousal participation in Company business meetings and events, the cost of airfare for personal travel under an international relocation arrangement, employer matching contributions under the Executive Deferred Compensation Plan and the cost of personal umbrella liability insurance premiums. For Mr. R.E. Dauch, includes the cost of personal umbrella liability insurance premiums.

(5) Compensation of Mr. D.C. Dauch and Mr. R.E. Dauch is based solely on employment as executive officers. They received no compensation for serving as directors.
(6) Mr. Satine was appointed Senior Vice President, Global Driveline Operations effective January 1, 2014 upon the retirement of Mr. Bellanti.

GRANTS OF PLAN-BASED AWARDS
Annual and long-term incentive awards granted in 2013 to the NEOs are shown in the following table. The annual and long-term incentive compensation programs are described in Compensation Discussion and Analysis and following the table below.

Name	Grant Date	Approval Date	Estimated Future Payouts under Non Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
			Threshold ($)	Target ($)	Maximum ($)
David C. Dauch
Annual Incentive	1/1/2013	10/24/2012	550,000	1,375,000	—	—	—	—	—
Long-Term Incentive	3/6/2013	2/6/2013	—	—	—	137,687	—	—	1,750,002
Long-Term Incentive	3/6/2013	2/6/2013	437,500	1,750,000	3,500,000	—	—	—	—
Michael K. Simonte
Annual Incentive	1/1/2013	10/24/2012	174,016	435,040	—	—	—	—	—
Long-Term Incentive	3/6/2013	2/6/2013	—	—	—	42,786	—	—	543,810
Long-Term Incentive	3/6/2013	2/6/2013	135,950	543,800	1,087,600	—	—	—	—
John J. Bellanti
Annual Incentive	1/1/2013	10/24/2012	155,424	388,560	—	—	—	—	—
Long-Term Incentive	3/6/2013	2/6/2013	—	—	—	38,215	—	—	485,713
Long-Term Incentive	3/6/2013	2/6/2013	121,425	485,700	971,400	—	—	—	—
Alberto L. Satine
Annual Incentive	1/1/2013	10/24/2012	86,400	216,000	—	—	—	—	—
Long-Term Incentive	3/6/2013	2/6/2013	—	—	—	16,995	—	—	216,006
Long-Term Incentive	3/6/2013	2/6/2013	54,000	216,000	432,000	—	—	—	—
Norman Willemse
Annual Incentive	1/1/2013	10/24/2012	76,800	192,000	—	—	—	—	—
Long-Term Incentive	3/6/2013	2/6/2013	—	—	—	12,589	—	—	160,006
Long-Term Incentive	3/6/2013	2/6/2013	40,000	160,000	320,000	—	—	—	—
Richard E. Dauch
Annual Incentive	1/1/2013	10/24/2012	1,600,000	4,000,000	—	—	—	—	—

(1)
Reflects annual incentive awards granted under the AAM Incentive Compensation Plan for Executive Officers. Also reflects the long-term incentive performance unit awards (PUs) granted under the 2012 Omnibus Incentive Plan. The PUs are payable in cash based on the Company’s EBITDA performance. See further discussion of these incentive awards under the Narrative to Summary Compensation Table and Grants of Plan-Based Award Table.

(2)
Reflects RSU awards granted under the 2012 Omnibus Incentive Plan. The awards are payable in common stock, contingent upon continued employment through the three-year vesting period. See further discussion in the Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table. No options were granted in 2013.

(3)
Reflects the full grant date fair value of RSUs made during fiscal year 2013 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. The grant date fair value of stock awards is calculated using the closing market price of AAM common stock on the date of grant. See Note 7 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying the valuation of equity awards.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
President & CEO Employment Agreement
Mr. D.C. Dauch’s employment agreement as President & CEO provides for the following compensation and benefits:

Term
Initial Term: September 1, 2012 through August 31, 2015
Additional one-year extensions unless either party provides 60 days’ written notice of intent not to renew. Automatic two-year extension upon a change in control.

Base Salary	$1 million effective September 1, 2012, subject to annual review and increase by the Compensation Committee in its sole discretion. Base salary increased to $1.1 million effective September 1, 2013.
Annual Incentive	Participation in the AAM Annual Incentive Plan for Executive Officers Target opportunity is 125% of base salary
Long-Term Incentive	Participation in the plans applicable to executive officers Target opportunity is 350% of base salary
Other Benefits
Participation in plans applicable to executive officers

Retiree medical, dental and vision coverage equivalent to the benefit levels offered in the Company’s group health care plans for active salaried associates as of September 1, 2012

Mr. D.C. Dauch is also entitled to certain payments and benefits in the event of termination of employment under the scenarios described below in Potential Payments Upon Termination or Change in Control.
Former Executive Chairman Employment Agreement
Mr. R.E. Dauch’s employment agreement as the former Executive Chairman, which terminated upon his death on August 2, 2013, provided for the following compensation and benefits:

Term	In effect through August 2, 2013
Base Salary	$2 million per year
2013 Annual Incentive	Participation in the AAM Annual Incentive Plan for Executive Officers Target opportunity is 200% of base salary. 2013 award pro-rated based on time served through August 2, 2013.
Long-Term Incentive	No grants subsequent to 2012.
Other Benefits
Participation in plans applicable to executive officers

Reimbursement of premiums under a $5 million life insurance policy purchased by Mr. R.E. Dauch

Use and maintenance of two Company-provided automobiles

Annual Incentive Awards
In 2013, annual incentive awards were granted under the AAM Incentive Compensation Plan for Executive Officers. Net operating cash flow and NIPS were selected as performance metrics for these awards. The maximum payout for net operating cash flow is 125%. Although there was no established maximum payout for NIPS in 2013, a stated maximum was established in 2014. See Annual Incentive Compensation in the CD&A.
Long-Term Incentive Awards
In 2013, the Company granted long-term incentive awards to NEOs in the form of RSUs and cash-based performance units. The terms of these awards, as well as the outstanding cash-based performance awards granted to NEOs under the 2009 AAM LTIP are described in Long-Term Incentive Compensation in the CD&A.

2013 Awards Granted Under the 2012 Omnibus Incentive Plan
Restricted Stock Units (RSUs). The RSUs granted to NEOs under age 57 at the date of grant vest in three years, while RSUs granted to NEOs age 57 and over vest ratably in three approximately equal annual installments. Upon vesting, all RSUs are payable in common stock. Vesting is accelerated upon termination of employment due to death or disability or upon a change in control. The award is forfeited if employment is terminated for any other reason prior to vesting.
Performance Unit Awards (PUs). The PUs granted to the NEOs on March 6, 2013 are based upon the attainment of certain EBITDA margin performance targets over a three-year performance period beginning January 1, 2013 through December 31, 2015. PUs have an initial notional value equal to one dollar and will be settled in cash. A pro-rata portion of the award is payable upon death, disability, retirement, termination without cause or upon a change in control.
The following table illustrates the threshold, target and maximum EBITDA margin performance levels for determining awards under PUs.

Performance Level	3 Year Cumulative EBITDA Margin	Percent of Target Award Opportunity Earned
Threshold	10%	25%
Target	12%	100%
Maximum	15%	200%
2011 Awards granted under the AAM 2009 Long-Term Incentive Plan
Cash-Based Performance Awards. Prior to adoption of the 2012 Omnibus Incentive Plan, the Company’s long-term incentive program consisted of cash-based performance awards made under the 2009 AAM LTIP. The cash payouts are determined based on EBITDA margin and relative total shareholder return (TSR) performance levels as shown below over a three-year performance period. The 2011 awards were paid in March 2014 as shown in the Summary Compensation Table above. No other awards under the 2009 AAM LTIP remain outstanding at December 31, 2013. In calculating these awards, the Committee has discretion to exclude certain special items from EBITDA, such as special charges or gains, non-recurring operating costs, extraordinary gains or losses, the impact of changes in accounting principles, or other unusual items.
The following tables illustrate the threshold, target and maximum performance levels for determining 2011 award payouts for each performance measure.

	EBITDA Performance Measure		TSR Performance Measure
Performance Level	3-Year Cumulative EBITDA Margin	Percent of Target Award Opportunity Earned	Company’s TSR Percentile Rank	Percent of Target Award Opportunity Earned
Threshold	8%	25%	35th	50%
Target	12%	100%	50th	100%
Maximum	15%	200%	75th	200%

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
David C. Dauch	28,000	38.70	2/2/2014	79,326(3)	1,622,217
	12,000	26.65	3/15/2015	22,382(4)	457,712
	15,000	15.58	3/15/2016	137,687(5)	2,815,699
	13,000	26.02	3/14/2017
Michael K. Simonte	8,500	38.70	2/2/2014	34,466(3)	704,830
	9,000	26.65	3/15/2015	42,786(5)	874,974
	10,000	15.58	3/15/2016
	10,000	26.02	3/14/2017
John J. Bellanti	16,000	38.70	2/2/2014	21,247(3)	434,501
	9,000	26.65	3/15/2015	38,215(5)	781,497
	6,700	15.58	3/15/2016
	10,000	26.02	3/14/2017
	11,000	10.08	6/25/2018
Alberto L. Satine	9,000	38.70	2/2/2014	13,929(3)	284,848
	8,000	26.65	3/15/2015	16,995(5)	347,548
	8,000	26.02	3/14/2017
Norman Willemse	7,500	38.70	2/2/2014	13,520(3)	276,484
	9,700	10.08	6/25/2018	12,589(5)	257,445
Richard E. Dauch(6)	300,000	38.70	2/2/2014
	150,000	26.65	3/15/2015
	150,000	15.58	3/15/2016
	150,000	26.02	3/14/2017
	100,500	9.19	8/2/2017

(1)	All outstanding options are vested as of December 31, 2013.

(2)	Reflects value of outstanding RSUs using a share price of $20.45, the closing price of AAM common stock on December 31, 2013.

(3)
Reflects RSUs granted on May 30, 2012 under the 2012 Omnibus Incentive Plan. RSUs for Mr. D.C. Dauch, Mr. Simonte, Mr. Satine and Mr. Willemse vest three years from the date of grant. RSUs for Mr. Bellanti were forfeited upon retirement on January 1, 2014.

(4)	Reflects RSUs granted on September 1, 2012 under the 2012 Omnibus Incentive Plan pursuant to Mr. D.C. Dauch’s employment agreement. The RSUs for Mr. D.C. Dauch vest three years from the date of grant.

(5)
Reflects RSUs granted on March 6, 2013 under the 2012 Omnibus Incentive Plan. RSUs for Mr. D.C. Dauch, Mr. Simonte, Mr. Satine and Mr. Willemse vest three years from the date of grant. RSUs for Mr. Bellanti were forfeited upon his retirement on January 1, 2014.

(6)
Upon his death, vesting of Mr. R.E.Dauch's outstanding long-term incentive awards was accelerated under the terms of the applicable award agreements. Unexercised stock options remain exercisable by his beneficiary until the earlier of the option expiration date or five years from the date of death.

OPTIONS EXERCISED AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
David C. Dauch	—	—	—	—
Michael K. Simonte	12,500	119,115	—	—
John J. Bellanti	—	—	10,464	190,445
Alberto L. Satine	16,700	120,046	—	—
Norman Willemse	—	—	—	—
Richard E. Dauch	49,500	445,995	627,493	13,078,015

(1)
Reflects the number of shares acquired upon exercise of stock options. Value realized upon exercise is based on the difference between the market price of AAM common stock acquired upon exercise and the exercise price for such stock options on the exercise date.

(2)
Reflects the lapse of the transfer and forfeiture restrictions under awards RSUs granted in May 2012 to Mr. Bellanti and Mr. R.E. Dauch. The first of three approximately equal annual installments vested in May 2013. For Mr. R.E. Dauch, also reflects the lapse of the transfer and forfeiture restrictions under RSUs that were unvested as of his death.

(3)
Reflects the number of shares underlying vested RSUs multiplied by the closing market price of AAM common stock on the vesting date. For Mr. R.E. Dauch, the value realized on vesting upon death was $12,228,260.

PENSION BENEFITS
The following table shows the value of the benefits accumulated by the NEOs and their years of credited service under AAM’s Salaried Retirement Program (SRP), the Albion Pension Plan and AAM’s Supplemental Executive Retirement Program (SERP). The years of credited service are through December 31, 2013, AAM’s fiscal year-end measurement date used for financial statement reporting purposes. The values shown are based on benefits deferred to the earliest age at which unreduced benefits are payable. The assumptions used to calculate the actuarial present value of accumulated benefits are the same assumptions used in our audited consolidated financial statements for the fiscal year ended December 31, 2013 and assume continued employment until unreduced retirement age is attained. For material assumptions, see Note 6 to the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2013.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David C. Dauch	AAM Retirement Program for Salaried Employees	11.5000(1)	250,031	—
	AAM Supplemental Executive Retirement Program	18.5000	1,617,968	—
Michael K. Simonte	AAM Retirement Program for Salaried Employees	8.0833(1)	167,221	—
	AAM Supplemental Executive Retirement Program	15.0833	823,708	—
John J. Bellanti(2)	AAM Retirement Program for Salaried Employees	17.8333(1)	804,187	—
	AAM Supplemental Executive Retirement Program	19.8333	835,056	—
Alberto Satine(3)	AAM Retirement Program for Salaried Employees	10.5833(1)	399,540	—
	AAM Supplemental Executive Retirement Program	12.5833	281,112	—
Norman Willemse(4)	Albion Pension Plan	6.3333	276,017	—
	AAM Supplemental Executive Retirement Program	11.9167	279,998	—
Richard E. Dauch(5)	AAM Retirement Program for Salaried Employees	17.8333(1)	544,571	16,163
	AAM Supplemental Executive Retirement Program	23.5833	17,434,222	503,028

(1)
Benefits under the SRP were frozen effective December 31, 2006 for Mr. D.C. Dauch and Mr. Simonte. Benefits under the SRP were frozen effective December 31, 2011 for Mr. Bellanti, Mr. Satine and Mr. R.E. Dauch.

(2)	Mr. Bellanti retired on January 1, 2014 under the SRP and the SERP. The present value of accumulated benefits as of December 31, 2013 was reduced to reflect Mr. Bellanti's actual pension elections.

(3)
Mr. Satine was eligible to retire on December 31, 2013 under both the SRP and the SERP. He qualifies for a reduced benefit of approximately 54% of the unreduced benefit under the SRP and for the basic form of benefit under the SERP.

(4)
Mr. Willemse is not a participant in the SRP. Mr. Willemse was eligible to retire on December 31, 2013 under both the Albion Pension Plan and the SERP. He qualifies for the current benefit formula under the SERP.

(5)
Mr. R.E. Dauch's present value of accumulated benefits as of December 31, 2013 was reduced to the survivorship portion of the benefits payable under the SERP and the SRP. His surviving spouse began receiving benefit payments in September 2013.

We provide pension benefits under the SRP, a defined benefit pension plan covering substantially all U.S. salaried associates hired prior to January 1, 2007, and our SERP. The purpose of the SERP is to provide total retirement benefits at a competitive level with executives of other major industrial companies. Our Albion Automotive Limited subsidiary located in Glasgow, Scotland provides pension benefits under the Albion Pension Plan for its salaried associates. Mr. Willemse was a participant in the Albion Pension Plan while an associate of Albion Automotive Limited.
Salaried Retirement Program (SRP). The annual retirement benefit payable to each executive, commencing on retirement at or after age 65, equals the sum of the executive’s contributions plus an additional benefit based on the executive’s average monthly salary (determined as the average of the executive’s base salary in the highest 60 months during his final 10 years of service) and years of credited service. The SRP also includes a cash benefit structure for participants hired between January 1, 2002 and December 31, 2006. None of the NEOs are covered by the cash benefit structure. The amount of compensation that may be taken into account for determining benefits is limited under the Internal Revenue Code.
Benefits under the SRP may be paid as a single life annuity or, upon election, in the form of a joint and survivor annuity with a reduction in the amount of the annual benefit.
Effective December 31, 2006, the SRP was amended to freeze benefits at current levels for associates who were not eligible to retire by December 1, 2011. Associates who were eligible for early or normal retirement on or before December 31, 2011 continued to accrue benefits through December 31, 2011. The NEOs did not accrue benefits under the plan in 2013.
Albion Pension Plan. The annual retirement benefit payable, commencing on retirement at or after age 65, is based on the executive’s average salary (determined as the average of the executive’s base salary in the highest 36 months during the final 10 years of service with Albion Automotive Limited), years of pensionable service and the percentage of participant contributions made to the plan. Benefits under the Albion Pension Plan will be paid as an annuity; however, a participant may elect to receive a portion of the benefit payable in a lump sum.
Supplemental Executive Retirement Program (SERP). Mr. Bellanti and Mr. Satine, who were grandfathered under the SRP, are eligible to receive the basic form of pension benefit under the SERP upon retirement. In addition, they are eligible to receive the alternative form of benefit, if greater than the basic benefit, upon retirement at or after age 62. The executive must have at least 10 years of credited service to receive either form of benefit under the SERP.
The total monthly benefit payable under the basic form of SERP is equal to the following amount:

•
Two percent of the executive’s average monthly salary calculated as of December 31, 2011 (as determined for the SRP excluding the limitations as specified under the Internal Revenue Code), multiplied by the executive’s years of credited service; less

•
The benefit payable to the executive under the SRP (without reduction for survivor benefits), plus 2% of the maximum monthly social security benefit payable at age 65 multiplied by the executive’s years of credited service.

The Compensation Committee has discretion to reduce or eliminate the amount payable under the alternative form of benefit. Subject to the Compensation Committee’s discretion, the total monthly benefit payable under the alternative form of SERP is equal to the following amount:

•
1.5% of the executive’s average monthly salary calculated as of December 31, 2011 (as determined for the SRP excluding the limitations as specified under the Internal Revenue Code) and average monthly incentive compensation as of December 31, 2011 (determined as the average of the highest five of the executive’s last 10 annual cash incentive awards, divided by 12) multiplied by the executive’s years of credited service; less

•	The benefit payable to the executive under the SRP (without reduction for survivor benefits), plus the maximum monthly social security benefit payable at age 65.
SERP benefits payable under the basic and alternative forms are generally paid as a single life annuity. If the executive’s spouse is eligible for survivor benefits under the SRP; however, the executive’s monthly SERP benefit will be reduced and paid in the form of a joint and survivor annuity.
Mr. D.C. Dauch, Mr. Simonte and Mr. Willemse, who were not grandfathered under the SRP, are eligible to receive a benefit under the current SERP formula, payable six months after retirement in a lump sum. The amount of the benefit will be equal to 12.5% of the executive’s final average compensation (determined as the executive’s average annual base salary and cash incentive for the highest five consecutive years), multiplied by the executive’s years of credited service, less the sum of the actuarial equivalent value of the executive’s benefits payable under the SRP, Albion Pension Plan and the balance of the executive’s employer retirement contribution account under AAM’s 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION
The following table summarizes the NEOs compensation under the Executive Deferred Compensation Plan for the 2013 fiscal year.

Name	Executive Contributions in Last FY(1) ($)	Registrant contributions in Last FY(2) ($)	Aggregate Earnings In Last FY(3) ($)	Aggregate Withdrawals Distributions(4) ($)	Aggregate Balance at Last FYE(5) ($)
David C. Dauch	—	—	50,956	—	352,194
Michael K. Simonte	—	—	—	—	—
John J. Bellanti	—	—	93,646	—	661,521
Alberto L. Satine	—	—	—	—	—
Norman Willemse	35,100	768	11,069	—	75,904
Richard E. Dauch	—	—	55,056	(5,557,373)	—

(1)
For Mr. Willemse, reflects $25,600 of his 2013 base salary and $9,500 of his 2012 annual incentive award paid March 2013. Base salary amounts deferred are included in the salary column for 2013 in the Summary Compensation Table and the 2012 annual incentive award deferred is included in the non-equity incentive compensation column for 2012 in the Summary Compensation Table.

(2)	Reflects the Company's 3% match on Mr. Willemse's 2013 base salary deferral. This amount is included in the all other compensation column for 2013 in the Summary Compensation Table.

(3)
Reflects hypothetical accrued earnings during 2013 on notional investments designed to track the performance of funds similar to those available to participants in the Company’s 401(k) plan. None of the earnings shown in this column are reported as compensation in the Summary Compensation Table.

(4)	Upon his death, Mr. R.E. Dauch's beneficiary received a distribution of the plan account balance.

(5)
Of the aggregate balance, the amounts reflect compensation previously reported in the Summary Compensation Table for each of the NEOs. For Mr. Willemse, the amount includes $26,368 reported as compensation in the Summary Compensation Table for 2013.

Under AAM’s Executive Deferred Compensation Plan, a nonqualified, tax-deferred savings plan, certain executives, including our NEOs, may elect to defer payment of 6% to 75% of their base salary and/or their annual incentive award during any plan year. Base salary deferred into the plan receives a 3% Company match. Matching contributions are vested after five years of credited service. The amounts deferred are unfunded and unsecured obligations of AAM.
Amounts deferred or credited into this plan are represented in the executive’s notional account and are “invested” among funds similar to those available under AAM’s 401(k) plan. Forty percent of deferral elections are automatically and irrevocably allocated to the restricted investment benchmark, the PIMCO Total Return Fund. The remaining 60% may be allocated by the executive to any of the investments available under the plan and reallocated on a daily basis among the investments available. Although the executive has no actual or constructive ownership of shares in the investment funds, the return on the executive’s account is determined as if the amounts were notionally invested in these funds.

The table below shows the investment fund options available under the Executive Deferred Compensation Plan and the annual rates of return for the calendar year ended December 31, 2013.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Retirement Money Market Portfolio	0.01%	Vanguard External Market Index	38.37%
PIMCO Total Return Fund	(1.92)%	Fidelity Freedom Income K Fund	4.60%
PIMCO High Yield Fund	5.77%	Fidelity Freedom K 2000 Fund	4.56%
Domini Social Equity Fund	33.30%	Fidelity Freedom K 2005 Fund	8.15%
Spartan 500 Index Fund	32.35%	Fidelity Freedom K 2010 Fund	11.20%
Touchstone Value Y Fund	31.29%	Fidelity Freedom K 2015 Fund	11.96%
T. Rowe Price Growth Stock Fund	39.20%	Fidelity Freedom K 2020 Fund	13.35%
Fidelity Growth Company Fund	37.61%	Fidelity Freedom K 2025 Fund	16.65%
Fidelity Low-Priced Stock Fund	34.45%	Fidelity Freedom K 2030 Fund	18.21%
Nuveen Mid Cap Growth Opportunities	36.86%	Fidelity Freedom K 2035 Fund	20.86%
American Beacon Small Cap Value Fund	40.06%	Fidelity Freedom K 2040 Fund	21.25%
Royce PA Mutual Fund	35.25%	Fidelity Freedom K 2045 Fund	21.84%
Fidelity Diversified International Fund	25.19%	Fidelity Freedom K 2050 Fund	22.08%
Spartan International Index Fund	21.80%	Fidelity Freedom K 2055 Fund	22.78%
Distributions can be received (1) upon retirement in a lump sum or in annual payments over a period of five or ten years, (2) in a lump sum upon death, disability, termination of employment, change in control or (3) if elected by the executive, during employment at a specified date after a minimum deferral period. The minimum deferral period is at least three years following the end of the plan year to which the deferral election relates, and distributions during employment consist of employee deferrals and related earnings or losses (not Company contributions and related earnings or losses).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following tables show the estimated potential payments and benefits that each of the NEOs would receive upon termination of employment under various circumstances that would trigger payments under applicable employment agreements and the Company’s plans and programs, assuming the termination event occurred on December 31, 2013. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions and may not represent the actual amounts the NEOs would receive upon each termination event.
President & CEO Employment Agreement
Under our employment agreement with Mr. D.C. Dauch, the Company may terminate his employment with or without cause, or upon disability. Cause means:

•	a material breach of his obligations under the agreement;

•	the willful and continued failure or refusal to satisfactorily perform his duties;

•	a conviction of or pleading guilty (or no contest) to a felony or to another crime involving dishonesty or moral turpitude or which reflects negatively upon the Company or impairs its operations;

•	engaging in any misconduct, negligence, act of dishonesty (including any violation of federal securities laws) or violence that is materially injurious to the Company;

•	a material breach of a restrictive covenant (i.e., non-competition, non-solicitation) or Company policy;

•	refusal to follow the directions of the Board; or

•	any other willful misconduct that is materially injurious to AAM's financial condition or business reputation.
In addition, he may resign for good reason, which means:

•	a material decrease in compensation or a failure by the Company to pay material compensation;

•	a material diminution of responsibilities, positions or titles (other than solely as a result of the Company ceasing to be a publicly-traded company);

•	relocation outside the Detroit-metropolitan area; or

•	a material breach by the Company.
Upon termination for cause or upon resignation without good reason, Mr. D.C. Dauch is entitled to receive only accrued and unpaid compensation. Participation in the Company’s benefit plans would cease upon termination.
If his employment is terminated without cause, or upon his resignation for good reason, Mr. D.C. Dauch is entitled to receive accrued and unpaid compensation and continued payment of base salary for two years following termination. He is also entitled to receive $50,000 of outplacement services and health care benefits for two years.
If Mr. D.C. Dauch's employment is terminated without cause or for good reason within two years of a change in control, he will be entitled to payment of his base salary, annual incentive and medical benefits for two years, as well as any accrued and unpaid compensation and benefits and outplacement services. The annual incentive payment will be determined based on the higher of (1) his average annual bonus for the three fiscal years preceding termination of employment or the change in control, or (2) his target bonus for the year of the termination of employment or of the change in control.
Mr. D.C. Dauch's employment agreement contains the following restrictive covenants that extend for two years following termination of employment or the expiration of his employment agreement: (1) non-disclosure and confidentiality; (2) non-competition; and (3) non-solicitation of AAM employees and customers.
If his employment terminates due to disability or death, Mr. D.C. Dauch will be entitled to accrued benefits under applicable benefit plans and programs.
Non-Competition Agreements
Mr. Simonte, Mr. Bellanti, Mr. Willemse and Mr. Satine each have entered into a non-competition agreement that prohibits each of them, while employed by AAM and for one year following termination of employment, from:

•	directly or indirectly engaging in any business that competes with AAM;

•	soliciting or inducing our employees to leave AAM, or offering employment to our employees or otherwise interfering with our relationship with our employees, agents or consultants; and

•	using, exploiting or disclosing our confidential information to any third party without our prior written consent.

Potential Payments Upon Termination or Change in Control
The tables below reflect potential payments to each NEO upon resignation for good reason, termination without cause, disability, retirement and a change in control as of December 31, 2013. Upon termination for cause or resignation without good reason, each NEO would receive only accrued and unpaid compensation. The assumptions used to determine retirement benefits for eligible NEOs are the same as those used in our audited consolidated financial statements for the fiscal year ended December 31, 2013. See Note 6 to the audited consolidated financial statements in our 2013 annual report on Form 10-K. Mr. D.C. Dauch and Mr. Simonte were not eligible to retire as of December 31, 2013. The footnotes following the tables provide additional detail regarding the potential payments and benefits shown for each termination scenario.

David C. Dauch	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Change in Control ($)
Compensation:
Severance(2)	2,200,000	2,200,000	—	—	2,200,000
Annual Incentive(3)	1,196,250	1,196,250	1,196,250	—	2,750,000
Long Term Incentives:
RSUs(4)	—	—	4,895,628	—	4,895,628
2011 Performance Awards(5)	—	1,989,000	1,989,000	—	—
2012 Performance Unit Awards(6)	—	588,909	588,909	—	588,909
2013 Performance Unit Awards(6)	—	583,333	583,333	—	583,333
2010 Special Incentive Program(7)	875,000	875,000	875,000	—	—
Other Benefits:
Retirement Plans	—	—	—	—	—
SERP	—	—	—	—	—
Welfare Benefit	—	—	—	—	—
Deferred Compensation(8)	352,194	352,194	352,194	—	352,194
Health care(9)	29,819	29,819	316,971	—	29,819
Disability(10)	—	—	7,787,266	—	—
Life Insurance(11)	—	—	143,981	—	—
Outplacement Services(12)	50,000	50,000	—	—	50,000
Total	4,703,263	7,864,505	18,728,532	—	11,449,883

Michael K. Simonte	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement(1) ($)	Retirement ($)	Change in Control ($)
Compensation:
Severance	—	—	—	—	—
Annual Incentive(13)	—	—	378,485	—	—
Long Term Incentives:
RSUs(4)	—	—	1,579,804	—	1,579,804
2011 Performance Awards(5)	—	1,050,600	1,050,600	—	—
2012 Performance Unit Awards(6)	—	201,562	201,562	—	201,562
2013 Performance Unit Awards(6)	—	181,267	181,267	—	181,267
2010 Special Incentive Program(7)	500,000	500,000	500,000	—	—
Other Benefits:
Retirement Plans	—	—	—	—	—
SERP	—	—	—	—	—
Welfare Benefit	—	—	—	—	—
Deferred Compensation	—	—	—	—	—
Health care(14)	—	—	312,521	—	—
Disability(10)	—	—	4,158,162	—	—
Life Insurance(11)	—	—	71,264	—	—
Outplacement Services	—	—	—	—	—
Total	500,000	1,933,429	8,433,665	—	1,962,633

John J. Bellanti	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement ($)	Retirement(15) ($)	Change in Control ($)
Compensation:
Severance	—	—	—	—	—
Annual Incentive	—	—	—	285,000	—
Long Term Incentives:
RSUs	—	—	—	—	—
2011 Performance Awards	—	—	—	966,552	—
2012 Performance Unit Awards	—	—	—	212,232	—
2013 Performance Unit Awards	—	—	—	215,112	—
2010 Special Incentive Program	—	—	—	—	—
Other Benefits:
Retirement Plans	—	—	—	804,187	—
SERP	—	—	—	835,056	—
Welfare Benefit	—	—	—	195,617	—
Deferred Compensation(8)	—	—	—	661,521	—
Health care	—	—	—	—	—
Disability	—	—	—	—	—
Life Insurance	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Total	—	—	—	4,175,277	—

Alberto L. Satine	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement ($)	Retirement ($)	Change in Control ($)
Compensation:
Severance	—	—	—	—	—
Annual Incentive(13)	—	—	185,000	185,000	—
Long Term Incentives:
RSUs(4)	—	—	632,396	—	632,396
2011 Performance Awards(5)	—	380,800	380,800	380,800	—
2012 Performance Unit Awards(6)	—	81,455	81,455	81,455	81,455
2013 Performance Unit Awards(6)		72,000	72,000	72,000	72,000
2010 Special Incentive Program	—	—	—	—	—
Other Benefits:
Retirement Plans(16)	—	—	690,218	357,635	—
SERP(17)	—	—	—	281,112	—
Welfare Benefit(18)			13,678	—
Deferred Compensation	—	—	—	—	—
Health care	—	—	—	—	—
Disability	—	—	—	—	—
Life Insurance	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Total	—	534,255	2,055,547	1,358,002	785,851

Norman Willemse	For Good Reason Resignation ($)	Without Cause Termination ($)	Disability Retirement ($)	Retirement ($)	Change in Control ($)
Compensation:
Severance	—	—	—	—	—
Annual Incentive(13)	—	—	167,040	167,040	—
Long Term Incentives:
RSUs(4)	—	—	533,929	—	533,929
2011 Performance Awards(5)	—	412,080	412,080	412,080	—
2012 Performance Unit Awards(6)	—	79,062	79,062	79,062	79,062
2013 Performance Unit Awards(6)	—	53,333	53,333	53,333	53,333
2010 Special Incentive Program	—	—	—	—	—
Other Benefits:
Retirement Plans(19)	—	—	261,558	261,558	—
SERP(17)	—	—	279,998	279,998	—
Welfare Benefit(18)	—	—	13,236	—	—
Deferred Compensation(8)	75,904	75,904	75,904	75,904	75,904
Health care	—	—	—	—	—
Disability	—	—	—	—	—
Life Insurance	—	—	—	—	—
Outplacement Services	—	—	—	—	—
Total	75,904	620,379	1,876,140	1,328,975	742,228

Notes to Termination Tables

(1)
Assumes total and permanent disability on December 31, 2013. Because Mr. D.C. Dauch and Mr. Simonte have more than 10 years of service, both are eligible to retire due to total and permanent disability and receive pension and post-retiree health care benefits. As a result, their amounts assume continued employment (on leave) until retirement.

(2)	Upon resignation for good reason, termination without cause or upon a change in control, Mr. D.C. Dauch is entitled to receive two years’ base salary, payable semimonthly.

(3)
Under Mr. D.C. Dauch's employment agreement, he is entitled to accrued and unpaid compensation upon termination without cause or resignation for good reason. In the event of disability, AAM’s Incentive Compensation Plan for Executive Officers provides a pro-rated award payout through the date of disability. Accordingly, the amount reflects his 2013 award paid in March 2014 under these termination events. He is also entitled to payment of an annual bonus for two years if he is terminated without cause or resigns for good reason within two years of a change in control. The annual bonus will be determined based on the higher of (a) his average annual bonus for the three fiscal years preceding termination of employment or the change in control, or (b) his target bonus for the year of the termination of his employment or of the change in control. In the event of a change in control, the amount reflects his target bonus for two years.

(4)
Outstanding RSUs vest upon termination of employment due to death, disability or upon a change in control. The value reflects the number of RSUs multiplied by the closing price of AAM common stock on December 31, 2013.

(5)
The 2011 performance award payable in the event of disability or termination without cause would be based on actual performance through December 31, 2013. Reflects award earned through December 31, 2013 and paid in March 2014.

(6)
The 2012 and 2013 performance unit awards payable in the event of a disability, termination without cause or upon a change in control would be based on actual performance and the pro-rata portion of employment as compared to the performance period. As of December 31, 2013, approximately two-thirds and one-third of the performance period for the 2012 and 2013 awards, respectively, would have lapsed. Reflects pro-rata award assuming target is achieved. The actual payout may range from 0% to 200%.

(7)
Under a special incentive program adopted in March 2010, upon resignation for good reason, termination without cause or in the event of disability, Mr. D.C. Dauch and Mr. Simonte would be entitled to program amounts earned and unpaid. Amounts reflect the final annual installments payable in October 2014.

(8)	Reflects account balance in the Executive Deferred Compensation Plan as of December 31, 2013. Assumes amount is payable in a lump sum upon occurrence of the termination event.

(9)
Under Mr. D.C. Dauch’s employment agreement, he is entitled to two years of health care benefits (including his spouse) if his employment is terminated without cause or if he resigns for good reason. He is also entitled to this benefit if his employment is terminated without cause or if he resigns for good reason within two years of a change in control. In the event of disability, the amount reflects health care benefits until retirement.

(10)	Reflects benefits equal to 100% of base salary for year one and 60% and 66-2/3% of base salary until retirement for Mr. D.C. Dauch and Mr. Simonte, respectively, based on participant elections.

(11)	Under the disability scenario, reflects basic and supplemental life insurance benefits until retirement.

(12)
Under Mr. D.C. Dauch’s employment agreement, he is entitled to receive $50,000 of outplacement services upon termination of employment without cause or resignation for good reason. He is also entitled to this benefit if his employment is terminated without cause or if he resigns for good reason within two years of a change in control.

(13)	Under AAM's Incentive Compensation Plan for Executive Officers, the award payout is pro-rated through the date of disability or retirement. The amount reflects the 2013 award paid in March 2014.

(14)	Under the disability scenario, reflects health care benefits until retirement.

(15)
Upon his retirement on January 1, 2014, Mr. Bellanti was entitled to receive his 2013 annual incentive and certain long-term incentive awards. The annual and long-term incentive amounts reflect payments made to Mr. Bellanti under these awards in March 2014. Upon his retirement, he forfeited unvested RSUs and the remaining annual installment payment under the 2010 special incentive program. The pension and SERP amounts reflect Mr. Bellanti's actual pension elections.

(16)	Reflects a joint and survivor annuity benefit payable monthly.

(17)
Reflects the present value of the SERP calculated assuming a lump sum benefit for Mr. Satine and a joint and survivor benefit payable monthly for Mr. Willemse under the disability and retirement scenarios.

(18)	Reflects welfare benefits assuming retirement under our retiree welfare plan.

(19)	Reflects Mr. Willemse's benefits in the Albion Pension Plan as of December 31, 2013.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

AAM is seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (CD&A) and narrative and tabular disclosures in this proxy statement. In the CD&A, we provide a detailed description of our compensation programs, including our compensation philosophy and objectives, the individual elements of executive pay, and how the programs are administered. We encourage you to review the CD&A, together with the other narrative and tabular disclosures, in considering your advisory vote on our named executive officers’ compensation.
Our executive officer compensation program is designed to reward performance that supports the achievement of our business objectives and creates long-term stockholder value. The Compensation Committee considers the following fundamental objectives, among others, in determining our compensation programs:

•	Compensation and benefit programs should attract, motivate and retain experienced executives who are vital to our short-term and long-term success, profitability and growth;

•	Compensation and benefit programs should reward Company and individual performance; and

•	Compensation and benefit programs should foster the long-term focus required to deliver value to our stockholders.
At our 2013 annual meeting, 58% of our stockholders voted in favor of the Company's say on pay proposal. This result was considerably less favorable than the level of support we received in prior years. As a result of this outcome, the Board directed senior management to conduct stockholder outreach to gain an understanding of stockholder concerns about our executive compensation program. The Board and the Compensation Committee believe that the feedback we received from our stockholders was valuable in evaluating and implementing changes to our executive compensation program. We believe that the changes we made to AAM's executive compensation program and practices address the primary concerns raised by the 2013 advisory vote.
Key changes to our executive compensation program
As described in more detail in the CD&A, we made the following changes to our compensation program:

•	Approved a new comparative peer group for benchmarking executive compensation;

•	Targeted the 50th percentile for total compensation of executive officers;

•	Introduced a performance share award vehicle for long-term incentive compensation;

•	Re-designed the long-term incentive program to include 100% equity-based award vehicles;

•	Set a maximum payout for annual incentive pay opportunities for a key performance metric, which resulted in all performance metrics having stated maximum payouts;

•	Adopted a clawback policy; and

•	Eliminated discretionary increases in bonuses for all NEOs.
We believe these changes strengthen the alignment of AAM's executive compensation program and practices with the objectives of our stockholders. The Board and the Compensation Committee are committed to further engagement with our stockholders regarding executive compensation matters.
For the reasons stated above, and more fully discussed in the CD&A, the Board unanimously recommends a vote for the approval of the compensation of our named executive officers.
Although the vote on this proposal is advisory and non-binding, the Board and the Compensation Committee will consider the voting results when making future compensation decisions.
The Board unanimously recommends a vote FOR the approval of the compensation of our named executive officers.

2013 COMPENSATION OF NON-EMPLOYEE DIRECTORS
Total 2013 compensation of our non-employee directors is shown below.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Salvatore J. Bonanno, Sr.(4)	43,667	—	—	43,667
Elizabeth A. Chappell	93,667	100,013	—	193,680
Forest J. Farmer	114,667	100,013	—	214,680
Steven B. Hantler	95,667	100,013	—	195,680
Richard C. Lappin	113,667	100,013	—	213,680
James A. McCaslin	99,667	100,013	—	199,680
William P. Miller II	103,667	100,013	—	203,680
John F. Smith	108,667	100,013	—	208,680
Larry K. Switzer	111,667	100,013	1,500	213,180
Samuel Valenti III(5)	—	—	—	—
Thomas K. Walker	147,667	100,013	—	247,680
Dr. Henry T. Yang(4)	42,667	—	—	42,667

(1)	For Mr. Walker, reflects an additional $10,000 paid for temporary services he provided in January 2013 as non-executive chairman.

(2)
Reflects the full grant date fair value of equity awards granted on May 2, 2013 calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture) as determined based on applying the assumptions used in our financial statements. The grant date fair value of equity awards is calculated using the closing market price of AAM common stock on the grant date of $13.74. See Note 7 to the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013 regarding assumptions underlying the valuation of equity awards.

(3)
The Company reimburses non-employee directors for their travel and related out-of-pocket expenses in connection with attending Board, committee and stockholder meetings. From time to time, the Company invites spouses of non-employee directors to attend Company events associated with these meetings. The Company pays for spousal travel and certain other expenses and reimburses non-employee directors for taxes attributable to the income associated with this benefit. Amounts reflect reimbursement of taxes on this income.

(4)	Mr. Bonanno and Dr. Yang served on the Board through May 2, 2013.

(5)	Mr. Valenti joined the Board effective October 31, 2013 and received no compensation during 2013.

As of December 31, 2013, each non-employee director had the following number of outstanding options and RSUs, including RSUs deferred:

Name	Option Awards Outstanding (#)	Restricted Stock Units Outstanding (#)
Elizabeth A. Chappell	5,000	27,113
Forest J. Farmer	—	20,613
Steven B. Hantler	—	16,013
Richard C. Lappin	—	21,663
James A. McCaslin	—	16,013
William P. Miller II	7,500	30,363
John F. Smith	—	16,013
Larry K. Switzer	7,500	30,363
Samuel Valenti III	—	—
Thomas K. Walker	—	23,863

Narrative Description of Non-Employee Director Compensation
2013 Annual Retainer and Meeting Attendance Fees

Annual retainer	$80,000
Board meeting attendance fee	1,500
Committee meeting attendance fee:
Committee chairman	3,000
Other committee members	2,000
Lead director annual retainer	20,000
Restricted Stock Units (RSUs). Each non-employee director is entitled to receive an annual award of RSUs equal to a grant date value of $100,000 on the date of the annual stockholder meeting. The awards are payable in stock and vest in one year, unless vesting is accelerated upon death, disability or a change in control.
Deferral. Non-employee directors may elect to defer, on a pre-tax basis, a portion of their retainer and meeting fees and receive tax-deferred earnings (or losses) on the deferrals under AAM’s Executive Deferred Compensation Plan. The rate of return on deferred amounts is based on the performance of selected benchmark funds identified in the plan, which is described in Nonqualified Deferred Compensation above. Non-employee directors may also elect to defer settlement of RSUs until after termination of service from the Board.
Stock Ownership Guidelines. The Compensation Committee has adopted non-employee director stock ownership guidelines equal to a multiple of three times the annual retainer. Non-employee directors are expected to meet the guidelines within three years from April 2012 or, for new directors, within three years from the date of election to the Board. Current stock ownership of non-employee directors is shown in the Security Ownership section below. Non-employee directors are also subject to our anti-hedging and anti-pledging restrictions.

SECURITY OWNERSHIP
The following tables show the number of shares of AAM common stock beneficially owned as of March 4, 2014 (unless otherwise noted) by:
•each person known to us who beneficially owns more than 5% of AAM common stock;
•each of our non-employee directors and nominees;
•our named executive officers (unless otherwise noted); and
•all directors, nominees and executive officers as a group.
A beneficial owner of stock is a person who has voting power (the power to control voting decisions) or investment power (the power to cause the sale of the stock). All individuals listed in the tables have sole voting and investment power over the shares (unless otherwise noted).
The beneficial ownership calculation includes 75,646,724 shares of AAM common stock outstanding on March 4, 2014.
MORE THAN 5% BENEFICIAL OWNERS
The table below shows the name, address and share ownership of each person or organization known by us to be a beneficial owner of more than 5% of AAM’s common stock.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding
Sandra J. Dauch(1)	7,285,232	9.64
1430 Caxambas Court, Marco Island, FL 34145
JANA Partners LLC(2)	6,663,698	8.80
767 Fifth Avenue, 8th Floor New York, NY 10153
Barrow, Hanley, Mewhinney & Strauss, LLC(3)	4,982,055	6.59
2200 Ross Avenue, 31st Floor Dallas, TX 75201
Ameriprise Financial, Inc. and Columbia Management Investment Advisers LLC(4)	4,883,368	6.46
145 Ameriprise Financial Center Minneapolis, MN 55474

(1)
Based on the Schedule 13G filed on February 14, 2014 by Sandra J. Dauch, reporting sole voting power over 7,243,522 shares, shared voting power over 41,710 shares, sole investment power over 7,243,522 shares and shared investment power over 41,710 shares.

(2)	Based on the Schedule 13G filed on February 14, 2014 by JANA Partners, LLC, reporting sole voting power over 6,663,698 shares and sole investment power over 6,663,698 shares.

(3)
Based on the Schedule 13G filed on February 12, 2014 by Barrow, Hanley, Mewhinney & Strauss, LLC, reporting shared voting power over 2,368,600 shares, sole voting power over 2,613,455 shares, and sole investment power over 4,982,055 shares.

(4)
Based on the Schedule 13G filed jointly on February 13, 2014 by Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC, reporting shared voting power over 204,753 shares and shared investment power over 4,883,368 shares.

DIRECTORS AND EXECUTIVE OFFICERS

	Shares Beneficially Owned(1)(2)	Percent of Shares Outstanding
Directors
Elizabeth A. Chappell	33,113	*
Forest J. Farmer	42,081	*
Steven B. Hantler	21,013	*
Richard C. Lappin	30,463	*
James A. McCaslin	20,013	*
William P. Miller II	43,863	*
John F. Smith	21,013	*
Larry K. Switzer	38,863	*
Samuel Valenti III	—	—
Thomas K. Walker	34,863	*
Named Executive Officers(3)
David C. Dauch(4)	91,131	*
Michael K. Simonte	34,001	*
John J. Bellanti(5)	70,245	*
Alberto L. Satine	22,739	*
Norman Willemse	25,291	*
Directors and Executive Officers as a Group (27 persons)	734,959	1.0

(*) Less than 1% of the outstanding shares of AAM common stock.

(1)	Includes vested RSUs awarded to non-employee directors that have been deferred. For the number of RSUs held by each non-employee director, see table to the 2013 Compensation of Non-Employee Directors.

(2)
Includes the following number of shares of common stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 5,000 for Ms. Chappell; 7,500 for Mr. Miller and Mr. Switzer; 40,000 for Mr. D.C. Dauch; 29,000 for Mr. Simonte; 36,700 for Mr. Bellanti; 16,000 for Mr. Satine; and 9,700 for Mr. Willemse.

(3)	Does not include Mr. R.E. Dauch, who passed away on August 2, 2013.

(4)	Includes 548 shares held in trusts for the benefit of Mr. D.C. Dauch’s children.

(5)	Includes 10,000 shares held by Mr. Bellanti's spouse.
.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Based solely on our review of these reports, and written representations from such reporting persons, we believe that the Section 16(a) filing requirements for such reporting persons were met during 2013.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014
The Audit Committee of the Board of Directors of AAM has appointed Deloitte & Touche LLP to serve as the independent registered public accounting firm to examine the Company’s consolidated financial statements for the year ending December 31, 2014. Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP to our stockholders as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether the appointment is appropriate and will use its discretion in determining whether the appointment of Deloitte & Touche LLP is in the best interests of the Company and its stockholders.
Representatives of Deloitte & Touche LLP will attend the 2014 annual meeting and be available to make a statement or respond to appropriate questions.
The Board unanimously recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2014.

AUDIT COMMITTEE DISCLOSURE
Report of the Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the Company’s financial reporting process by monitoring, among other matters, the quality and integrity of the Company’s financial statements, the independence and performance of Deloitte & Touche LLP (D&T), the Company’s independent registered public accounting firm, and the performance of the Company’s internal auditors. Management has primary responsibility for preparing the consolidated financial statements and for the reporting processes, including the design and maintenance of the Company’s system of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and opining upon the effectiveness of the internal control over financial reporting under the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is solely responsible for the compensation, appointment and oversight of the Company’s independent registered public accounting firm.
In this context, the Audit Committee has met and held discussions with management, D&T and the internal auditors, separately and together, with and without management present, regarding the Company’s audited consolidated financial statements for the year ended December 31, 2013, and the Company’s internal controls over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the U.S. The Audit Committee also discussed with D&T the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, applicable rules of the SEC, and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements. Further, the Audit Committee discussed with the internal auditors the Company’s plans for and scope of internal audits, identification of audit risks and results of audit activities.
The Audit Committee reviewed and discussed with D&T the auditor’s independence from the Company and the Company’s management. As part of that review, D&T submitted to the Audit Committee the written disclosures and the letter required by requirements of the PCAOB regarding D&T’s communication with the Audit Committee concerning independence. Further, the Audit Committee discussed with D&T the firm’s independence and considered whether D&T’s performance of non-audit services to the Company was compatible with maintaining D&T’s independence. The Audit Committee concluded that D&T is independent from the Company and its management.
Based on the considerations described above and the limitations of the role and responsibilities of the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2013 be included in the Company’s 2013 annual report on Form 10-K.
Audit Committee of the Board of Directors*
William P. Miller II, Chairman
John F. Smith
Larry K. Switzer
Thomas K. Walker
*Samuel Valenti III, whose service on the Audit Committee began in February 2014, did not participate in the preparation of this report.

Policy for Pre-Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services (including scope, fee structure and the potential effect of the service on the auditor’s independence) to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee may pre-approve permissible non-audit services that arise between Audit Committee meetings, provided the fees do not exceed a limit established by the Audit Committee and the Audit Committee is informed of the decision to pre-approve the service at its next scheduled meeting. The Audit Committee received regular updates on the amount of fees and scope of audit, non-audit and tax services provided by D&T during 2013. All services provided by D&T during fiscal 2013 were authorized and approved by the Audit Committee in compliance with applicable pre-approval policies and procedures.
Independent Registered Public Accounting Firm’s Fees
The following table shows the fees for professional services rendered by D&T for the audit of the Company's financial statements for the years ended December 31, 2013 and December 31, 2012, and fees billed for other services rendered by D&T, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates during those periods.

	December 31,
	2013	2012
Audit Fees(1)	$1,615,877	$1,357,550
Audit Related Fees(2)	—	—
Tax Fees(3)	151,000	80,539
All Other Fees(4)	90,000	—
Total	$1,856,877	$1,438,089

(1)
Audit fees include fees for the audit of annual consolidated financial statements and internal controls over financial reporting, reviews of quarterly consolidated financial statements, statutory audits, consents and comfort letters, reviews of documents filed with the SEC and other services related to SEC matters.

(2)
Audit-related fees are for services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements. This category also refers to fees for the audit of employee benefit plans.

(3)	Fees for tax services in 2013 and 2012 consisted of fees for tax compliance, tax advice and tax planning services.

(4)	Other fees in 2013 are for advisory services provided to a foreign subsidiary in connection with a government grant application.

OTHER MATTERS
Expenses of Solicitation
The Board is soliciting your proxy, and the expense of soliciting proxies will be borne by AAM. Proxy materials were distributed by mail by Computershare Trust Company, N.A. In addition, AAM will reimburse brokers, banks and other holders of record for their expenses in forwarding proxy materials to stockholders.
We have retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $11,000 plus reimbursement of certain out-of-pocket expenses. Georgeson may be contacted at (888) 607-6511. In addition, our officers and certain other employees may solicit proxies personally or by telephone, fax or e-mail. They will receive no special compensation for these services.
Stockholder Proposals for 2015 Annual Meeting
Under SEC rules, stockholder proposals for the 2015 annual meeting of stockholders must be received by the Secretary of AAM at One Dauch Drive, Detroit, MI 48211-1198, on or before November 20, 2014 in order to be eligible for inclusion in the Company’s 2015 proxy materials. In addition, AAM’s bylaws require stockholders intending to present any matter for consideration at the 2015 annual meeting of stockholders, other than through inclusion in our proxy materials, to notify AAM’s Secretary in writing at the above address on or before February 20, 2015, but no earlier than January 31, 2015.
Obtaining a copy of 2013 Form 10-K
AAM will furnish to stockholders without charge a copy of our annual report on Form 10-K for the year ended December 31, 2013. Requests should be directed to American Axle & Manufacturing Holdings, Inc., Investor Relations Department, One Dauch Drive, Detroit, MI 48211-1198, or by e-mail to investorrelations@aam.com. The 2013 Annual Report on Form 10-K is available on our website at http://investor.aam.com.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 1, 2014.

Vote by Internet • Go to www.envisionreports.com/axl • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.
1	Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
	01 - James A. McCaslin	☐	☐	02 - William P. Miller II			☐	☐	03 - Samuel Valenti III	☐	☐
				For	Against	Abstain				For	Against	Abstain
2	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.			☐	☐	☐	3	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.		☐	☐	☐

In their discretion, the proxies are authorized to the extent permitted by law to vote on any and all other matters as may properly come before the meeting, including the authority to vote to adjourn the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	¬

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. This section must be completed for your instructions to be executed.

	Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

 01RYHA
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — American Axle & Manufacturing Holdings, Inc.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON May 1, 2014
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
David C. Dauch and David E. Barnes, or either of them, with full power of substitution, are authorized to vote all of your shares as if you were present at the Annual Meeting of Stockholders of American Axle & Manufacturing Holdings, Inc. to be held in the Auditorium at AAM’s World Headquarters Complex, One Dauch Drive, Detroit, Michigan, at 3:00 p.m. on May 1, 2014 or at any adjournments of the meeting.
This proxy will be voted as you specify on the reverse side. If you do not make a choice, this proxy will be voted for the director nominees in Proposal 1, for the approval, on an advisory basis, of the compensation of the Company’s named executive officers in Proposal 2 and for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm in Proposal 3.
Voting over the Internet or by telephone reduces costs to AAM. If you vote over the Internet or by telephone, please do not mail this card.
(Items to be voted appear on reverse side.)